Exhibit 2.1
STOCK PURCHASE AGREEMENT
by and among
YOUBET.COM, INC.,
UT GAMING, INC.,
UT GROUP, LLC
AND
UNITED TOTE COMPANY
dated as of November 30, 2005

i

GLOSSARY OF DEFINED TERMS

	Section
Accountants	2.4	(f)
Acquisition Proposal	1
Affiliate	1
Affiliated Group	1
Agreement	Preamble
Audited Balance Sheet	4.6	(a)
Basket Amount	8.5	(b)(i)
Books and Records	1
Business	Recitals
Business Day	1
Closing	7.1
Closing Date	7.1
COBRA	4.18	(g)
Code	1
Confidentiality Agreement	3.9
Commercial Software	4.13	(a)
Common Stock	Recitals
Company	Preamble
Company Intellectual Property	4.13	(a)
Company Material Adverse Effect	1
Company Plan Affiliate	1
Company Software	4.13	(h)
Contracts	1
Credit Agreement	1
Current Assets	1
Current Liabilities	1
Defense Counsel	8.3
Defense Notice	8.3
Direct Claim	8.4
Direct Indemnification Notice	8.4
Due Diligence Period	3.1
Embedded Products	4.13	(c)
Employee Benefit Plan	1
Employee Benefit Plan of the Company	4.18	(a)
Environmental and Safety Requirements	1
ERISA	1
Escrow Agent	1
Escrow Agreement	1
Escrow Amount	1
Estimated Net Working Capital	2.4	(c)
Estimated Net Working Capital Statement	2.4	(b)
Final Net Working Capital	2.4	(f)
Final Net Working Capital Statement	2.4	(f)
Financial Statements	4.6

	Section
GAAP	1
Governmental Authority	1
Guarantees	3.18
Hazardous Material	1
HIPAA	4.18	(i)
Inactive Subsidiaries	3.17
Indebtedness	1
Indemnified Party	8.3
Interim Financial Statements	4.6	(e)
Inventory	1
IWP Systems	4.6	(f)
Latest Balance Sheet Date	1
Law	1
Leased Real Property	4.10	(b)
Liabilities	1
Liens	1
Losses	8.1
Material Contract	4.9
Net Working Capital	1
Net Working Capital Statement	2.4	(d)
Net Working Capital Target	2.4	(a)
Outside Date	6.3(a)(ii)
Owned Real Property	4.10	(a)
PBGC	4.18	(h)
Permits	1
Permitted Liens	1
Person	1
Products	4.25
Proprietary Rights	1
Protest Notice	2.4	(e)
Purchase Price	2.2
Purchaser	Preamble
Purchaser Indemnified Parties	8.1
Real Property	4.10	(b)
Real Property Leases	4.10	(b)
Release	1
Released Parties	3.16
Responsible Party	8.3
Restricted Period	3.12	(c)
Restrictive Covenants	3.13	(h)
SAS	3.15
Seller	Preamble
Seller Indemnified Parties	8.2
Seller Releasors	3.16
Shares	Recitals
Subsidiary	1

v

	Section
Tax	1
Tax Returns	1
Termination Fee	6.3	(c)
Third Party Claim	8.3
Third Party Marks	4.13	(l)
Third Quarter Balance Sheet	4.6	(h)
Transaction Documents	1
Transfer Tax	1
Youbet	Preamble

EXHIBITS AND SCHEDULES
Pursuant to Item 601(b)(2) of Regulation S-K, the exhibits and schedules listed below have been omitted. A copy of the omitted schedules will be furnished to the Securities and Exchange Commission upon its request.
EXHIBIT 1 – Escrow Agreement
EXHIBIT 2 – Net Working Capital
EXHIBIT 6.1(g) – Michalik Release
EXHIBIT 6.1(h) – Kinderhook Release
EXHIBIT 6.2(e) – Company and UT Canada Release
EXHIBIT 7.2(f) – Opinion of Counsel for Seller
SCHEDULE 3.4 – Conduct of Business
SCHEDULE 3.6 – Employee Matters
SCHEDULE 3.18 – Guarantees
SCHEDULE 4.1 – Ownership of Shares
SCHEDULE 4.3 – No Conflicts
SCHEDULE 4.4(a) – Qualification of Company and Its Subsidiaries
SCHEDULE 4.4(b) – Subsidiaries; Ownership of Subsidiaries
SCHEDULE 4.5 – Capitalization
SCHEDULE 4.6 – Financial Statements
SCHEDULE 4.7(a) – Undisclosed Liabilities
SCHEDULE 4.7(b) – Indebtedness
SCHEDULE 4.7(c) – Affiliate Liabilities
SCHEDULE 4.8(a) – Liens; Rights to Use
SCHEDULE 4.8(b) – Inventory Liens
SCHEDULE 4.8(c) – Condition of Assets
SCHEDULE 4.9(a) – Material Contracts
SCHEDULE 4.9(b) – Contract Defaults
SCHEDULE 4.9(c) – Consents under Contracts
SCHEDULE 4.9(d) – Government Contracts
SCHEDULE 4.10(a) – Owned Real Property
SCHEDULE 4.10(b) – Leased Real Property

SCHEDULE 4.10(c) – Real Estate Options; Other Occupants
SCHEDULE 4.11 – Litigation
SCHEDULE 4.12 – Compliance with Laws
SCHEDULE 4.13(a) – Company Intellectual Property
SCHEDULE 4.13(b) – Material IP Licenses, Sublicenses and Other Agreements
SCHEDULE 4.13(c) – Open Source Software; Other Licenses, Sublicenses and Agreements
SCHEDULE 4.13(d) – Infringement
SCHEDULE 4.13(e) – Complaints and Disputes
SCHEDULE 4.13(f) – Restrictive Agreements
SCHEDULE 4.13(g) – Employees and Consultants
SCHEDULE 4.13(h) – Acts or Omissions
SCHEDULE 4.13(i) – Company Software; Viral and Malware Content
SCHEDULE 4.13(k) – Warranty Claims
SCHEDULE 4.14 – Conduct of Business
SCHEDULE 4.16 – Insurance
SCHEDULE 4.17(a) – Permits
SCHEDULE 4.17(b) – Permits Invalidated by Closing
SCHEDULE 4.17(d) – Compliance with Permits
SCHEDULE 4.18(a) – Employee Benefit Plans
SCHEDULE 4.18(b) – Unwritten Employee Benefit Plans
SCHEDULE 4.18(c) – Compliance with ERISA
SCHEDULE 4.18(d) – Multiemployer Plan Liabilities
SCHEDULE 4.18(e) – Employee Benefit Plan Litigation
SCHEDULE 4.18(g) – Right to Terminate Plans
SCHEDULE 4.18(k) – Withdrawal Liabilities
SCHEDULE 4.19 – Affiliate Transactions
SCHEDULE 4.20(a) – Compliance with Environmental Laws
SCHEDULE 4.20(b) – Hazardous Materials
SCHEDULE 4.20(c) – Environmental Orders, Actions, Claims or Notices
SCHEDULE 4.21(a) – Employees and Independent Contractors
SCHEDULE 4.21(b) – Employment Agreements; Collective Bargaining
SCHEDULE 4.23 – Taxes
SCHEDULE 4.25 – Warranty Breaches

2

SCHEDULE 4.26(a) – Top Suppliers
SCHEDULE 4.26(b) – Top Customers
SCHEDULE 4.26(c) – Distributors, Representatives and Agents
SCHEDULE 4.27 – Bank Accounts
SCHEDULE 4.29 – Fictitious and Trade Names; Places of Business
SCHEDULE 5.2 – No Conflicts
SCHEDULE 6.1(e) – Required Consents
SCHEDULE 6.2(d) – Guarantees
SCHEDULE 8.1(e) – Indemnity
SCHEDULE 8.1(f) – Employee Claims

3

STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (this “Agreement”), is dated November 30, 2005, by and among Youbet.com, Inc., a Delaware corporation (“Youbet”), UT Gaming, Inc., a Delaware corporation (“Purchaser”), UT Group, LLC, a Delaware limited liability company (“Seller”), and United Tote Company, a Montana corporation (the “Company”).
RECITALS
     A. The Company is engaged principally in the business of designing, manufacturing, marketing, and operating pari-mutuel wagering systems and developing wagering games on a world-wide basis (such business as conducted by the Company and its Subsidiaries, the “Business”).
     B. Seller owns one thousand (1,000) shares of the common stock, no par value, of the Company (the “Common Stock”), constituting all of the issued and outstanding shares of capital stock of the Company (such shares being referred to herein as the “Shares”).
     C. Seller desires to sell, and Purchaser desires to purchase, the Shares on the terms and subject to the conditions set forth in this Agreement.
     D. Purchaser is a wholly-owned Subsidiary of Youbet.
AGREEMENTS
     In consideration of the mutual covenants of the parties as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
     In addition to the capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the meanings specified in this Article I.
     “Acquisition Proposal” means any proposal relating to a (1) merger, consolidation or similar transaction involving the Company or any Subsidiary thereof, (2) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or any Subsidiary thereof representing, in the aggregate, twenty percent (20%) or more of the assets of such entity on a consolidated basis, (3) issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty percent (20%) or more of the votes attached to the outstanding securities of the Company or any Subsidiary thereof, (4) liquidation, dissolution, or other similar type of transaction with respect to the Company or any Subsidiary thereof or (5) transaction which is similar in substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the transactions contemplated hereby and the distribution of all of the equity securities of Dynatote of Pennsylvania, Inc., a Pennsylvania corporation, and United Tote Columbia, Ltda., a Columbia limited liability company.
     “Adjusted Net Working Capital” means the Net Working Capital plus the amount of the Purchaser Incurred Expenses.
     “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. As used herein, the term “control” means: (i) the power to vote at least twenty percent (20%) of the voting power of a Person, or (ii) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of such a Person, whether through ownership of voting securities, by contract or otherwise.
     “Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).
     “Books and Records” means all books and records of the Company and any Subsidiary thereof, including, but not limited to, all records, files, books of account and financial and employment records, whether in tangible or digital form.
     “Business Day” means a day other than Saturday, Sunday or a public holiday on which banks are closed under the laws of the State of New York.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company Plan Affiliate” means the Company, any Subsidiary thereof and any other Person who is under common control with, or whose employees are treated as employed by, the Company or any Subsidiary thereof under Section 414 of the Code or Section 4001 of ERISA.
     “Company Material Adverse Effect” means a material and adverse effect upon the business, assets, liabilities, condition (financial or otherwise), Prospects or operating results of the Company and its Subsidiaries (other than Dynatote of Pennsylvania and United Tote Colombia, Ltda.) taken as a whole; provided, that the term “Company Material Adverse Effect” shall not include the impact attributable to (a) any change in GAAP made after the date hereof, (b) any change in general economic conditions or in the industry in which the Company or its Subsidiaries are engaged in business to the extent that such change does not disproportionately affect the Company or its Subsidiaries, (c) any change or effects arising out of the announcement of the transactions contemplated by this Agreement or the consummation of the transactions contemplated by this Agreement; (d) the engagement by the United States in hostilities; (e) changes in any Laws; (f) any action taken by a party hereto in accordance with an express obligation under this Agreement; (g) any action taken by Youbet, Purchaser or any of their respective Affiliates or agents; (h) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); or (i) the failure of the Company to be selected in connection with the Industry RFP.
     “Contracts” means any agreements, contracts, commitments, purchase orders, licenses and leases, whether written or oral, to which the Company or any Subsidiary thereof is a party or by which any of them or their respective assets or properties are bound.
     “Credit Agreement” means that certain Credit Agreement, dated September 5, 2003, by and between United Tote Company and Manufacturers and Traders Trust Company (as amended prior to the date hereof).
     “Employee Benefit Plan” means any of the following: (A) any employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan, dental plan, or sick leave plan; (B) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit, top hat or deferred compensation plan or any nonqualified deferred compensation or retirement plan or arrangement or any qualified defined contribution or defined benefit plan; or (C) any other material plan, policy, program, arrangement or agreement which provides employee benefits or benefits to any current or former employee, dependent, beneficiary, director, independent contractor or like person, including, but not limited to, any severance agreement or plan, vacation time, holiday pay, tuition reimbursement program, service award, moving expense reimbursement programs, material fringe benefit plan or program, bonus or incentive plan, equity appreciation, stock option, restricted stock, stock bonus or deferred bonus plan, salary reduction, change-of-control or employment agreement or consulting agreement.
     “Environmental and Safety Requirements” means any Law that is related to (i) pollution, contamination, cleanup, preservation, protection, reclamation or remediation of the environment, (ii) employee health or safety, (iii) the Release or threatened Release of any Hazardous Material, including investigation, study, assessment, testing, monitoring, containment, removal, remediation, response, cleanup, abatement, prevention, control or regulation of such Release or threatened Release or (iv) the management of any Hazardous Material, including the manufacture, generation, formulation, processing, labeling, use, treatment, handling, storage, disposal, transportation, distribution, re-use, recycling or reclamation of any Hazardous Material; and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.) (“CERCLA”), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6091 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Clean Water Act (33 U.S.C. § 7401 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Toxic Substance Control Act (15 U.S.C. § 2601 et seq.) and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.).
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “Escrow Account” means the escrow account established by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement.
     “Escrow Agent” means Wachovia Bank, National Association.
     “Escrow Agreement” means that certain Escrow Agreement, dated as of the date hereof, by and among Youbet, Purchaser, Seller and the Escrow Agent, attached hereto as Exhibit 1.
     “Escrow Amount” means, at any time, the aggregate amount then required to be deposited with the Escrow Agent pursuant to Sections 2.3, 6.3(a)(ii) or 7.4.
     “GAAP” means U.S. generally accepted accounting principles consistently applied.
     “Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country, or any domestic or foreign state, province, county, city or other political subdivision.
     “Hazardous Material” means (i) hazardous substances, as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq.; (ii) hazardous wastes, as defined by the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq.; (iii) petroleum, including without limitation, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (iv) radioactive material, including, without limitation, any source, special nuclear, or by-product material as defined in 42 U.S.C. §2011 et seq.; (v) asbestos that is friable or reasonably likely to become friable; (vi) polychlorinated biphenyls; and (vii) biological toxins, mycotoxins and mold or mold spores.
     “Indebtedness” means with respect to any Person (i) all obligations of such Person for borrowed money, whether current or funded, secured or unsecured, (ii) all obligations of such Person for the deferred purchase price of any property or services (other than trade accounts payable arising in the ordinary course of the business of such Person), (iii) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default may be limited to repossession or sale of such property), (iv) all obligations of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (v) all obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (vi) any obligation of such Person in respect of bankers’ acceptances or letters of credit, (vii) any obligations secured by liens on property acquired by such Person, whether or not such obligations were assumed by such Person at the time of acquisition of such property, (viii) all obligations of a type referred to in clauses (i) through (vii) above which is directly or indirectly guaranteed by such Person or which it has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss, (ix) any refinancings of any obligation of a type referred to in clauses (i) through (viii) above, and (x) any interest, principal, prepayment penalty, fees, or expenses, to the extent due or owing in respect of any obligation of a type referred to in clauses (i) through (ix) above.
     “Industry RFP” means that certain Request for Proposal dated May 2, 2005, issued by the Racing Consortium.
     “Inventory” means all raw materials, work-in-process and finished goods inventory of the Company or any Subsidiary thereof.
     “IWP Systems” means IWP Systems, LLC, a Delaware limited liability company.
     “Kinderhook” means Kinderhook Industries, LLC, a Delaware limited liability company.
     “Latest Balance Sheet Date” means September 30, 2005.
     “Law” means the common law of any state, or any provision of any foreign, federal, state or local law, statute, rule, regulation, order, permit, judgment, injunction, decree or other decision of any court or other tribunal or Governmental Authority legally binding on the relevant party or its properties.
     “Liabilities” means liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, known, unknown, perfected, inchoate, unliquidated or otherwise, whether due or to become due), including, without limitation, any obligations arising out of facts, circumstances or events that have occurred prior to the Closing that are not known, but if known, would be contingent liabilities.
     “Liens” means any claims, liens, charges, rights, restrictions, options, preemptive rights, mortgages, deeds of trust, hypothecations, assessments, pledges, encumbrances, claims of equitable interest or security interests of any kind or nature whatsoever.
     “Net Working Capital” means (i) current assets (other than deferred income taxes) (net of allowances and accruals), minus (ii) current liabilities (excluding any Indebtedness), in each case of the Company and its Subsidiaries (other than IWP Systems and Inactive Subsidiaries) as of immediately prior to the Closing, as determined (x) in accordance with the Company’s accounting methods and principles applied on a basis consistent with the preparation of the net working capital of the Company and its Subsidiaries (other than IWP Systems and Inactive Subsidiaries) as of September 30, 2005 which is attached hereto as Exhibit 2, or (y) if (and only to the extent that) any such accounting methods or principles are not in accordance with GAAP, then in accordance with GAAP. Notwithstanding the foregoing, (i) to the extent that, in accordance with GAAP, the Company has on its balance sheet as of immediately prior to the Closing a long term liability to New York Racing Association (“NYRA”) that is not Indebtedness and that is attributable to obligations of the Company under that certain letter agreement dated November 22, 2005 between the Company and NYRA, then the amount of such long term liability will be included as a current liability for purposes of the definition of “Net Working Capital” and (ii) in no event will any deferred income tax be included as a current asset in the calculation of “Net Working Capital”.
     “Permits” means all permits, licenses, certifications, approvals and authorizations by or of, or registrations with, any Governmental Authority, including but not limited to, vehicle and business licenses.
     “Permitted Liens” means any (a) mechanics’, carriers’, workers’ and other similar Liens arising in the ordinary course of business that are not delinquent; (b) minor irregularities of title that in the aggregate are not material in amount and do not interfere with the present use of the assets to which they apply; (c) Liens for current Taxes and assessments not yet due and payable or which are being contested in good faith by appropriate proceedings; (d) zoning, building codes and other land use laws regulating the use or occupancy of the Real Property or the activities conducted thereon which are not materially violated by the current use or occupancy of such Real Property or the operation of the Business as currently conducted; (e) easements, covenants, conditions, restrictions and other similar matters affecting title to the Real Property and other title defects with respect to the Real Property, in each case, which do not materially impair the use or occupancy of such Real Property or the operation of the Business as currently conducted; and (f) Liens securing the Indebtedness incurred pursuant to the Credit Agreement.
     “Person” means any individual, sole proprietorship, general partnership, limited partnership, limited liability company, joint venture, trust, unincorporated association, corporation, entity or government (whether federal, state, county, city or otherwise, including, without limitation, any instrumentality, division, agency or department thereof).
     “Proprietary Rights” means intellectual property, confidential information and proprietary information, including but not limited to (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, Internet domain names, assumed names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all published and unpublished works of authorship, whether copyrightable or not, including all statutory and common law copyrights, applications, registrations, extensions and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, recipes, research and development, know-how, formulae, algorithms, compounds, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans, promotional materials and proposals), (f) all computer software (including data and related documentation) and computer programs, including operating systems, applications, routines, interfaces, and algorithms, whether in source code or object code, (g) all websites, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium, including digital and in any jurisdiction).
     “Prospects” means the reasonably expected prospects of the Company and its Subsidiaries made known to Purchaser by Seller or the Company prior to the date hereof.
     “Purchaser Incurred Expenses” means (i) any reasonable out-of-pocket expenses of the Company or its Subsidiaries incurred in connection with the performance of its obligations described in Sections 3.15(v) or 3.15(vi) that have been requested and approved by Purchaser in writing and that have been paid prior to or are payable as of the Closing and (ii) one half of the fees and expenses that have been paid to or are payable to Crowe Chizek and Company LLC in connection with the audit of the consolidated financial statements of the Company and its Subsidiaries of its financial statements as of September 30, 2005 and the nine-month period then ended.
     “Release” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the indoor or outdoor environment.
     “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. With respect to the Company, “Subsidiary” shall also include IWP Systems and, for purposes of Article IV, shall, except as otherwise expressly set forth therein, exclude the Inactive Subsidiaries.
     “Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability for a Tax assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group or being included (or required to be included) in any Tax Return relating thereto.
     “Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any Laws or administrative requirements relating to any Taxes.
     “Transaction Documents” means each of the agreements, documents, certificates and instruments being delivered pursuant to this Agreement.
     “Transfer Tax” means any documentary, sales, stamp, transfer, use, value added, excise or similar transaction Tax.
     “UT Canada” means United Tote Canada Inc., a Canadian federal corporation.
ARTICLE II
TRANSACTION
     2.1 Purchase and Sale. At the Closing (as defined in Section 7.1), on the terms and subject to the conditions set forth in this Agreement, and in reliance on the respective representations and warranties of the parties hereto, Seller shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase from Seller, all right, title and interest in and to the Shares, free and clear of all Liens (other than restrictions on transfer by the Purchaser arising under the securities laws).
     2.2 Purchase Price. The aggregate purchase price for the Shares shall be $34,200,000 in cash (the “Purchase Price”), subject to adjustment as set forth in Sections 2.4 and 2.5. On the Closing Date (as defined in Section 7.1), subject to the terms and conditions set forth in this Agreement, and in consideration of the sale, assignment, transfer and delivery of the Shares, Purchaser shall pay to Seller an amount equal to the Purchase Price less the Escrow Amount (taking into account any increase in the Escrow Amount pursuant to Sections 6.3(a)(ii) or 7.4).
     2.3 Closing. The Closing will take place at the offices of Katten Muchin Rosenman LLP, 525 West Monroe Street, Chicago, Illinois 60661, or at such other place as Purchaser and Seller mutually agree, at 10:00 a.m. local time, on the Closing Date. At the Closing, Purchaser will pay an amount equal to (i) the Purchase Price, (ii) minus the Escrow Amount (taking into account any increase in the Escrow Amount pursuant to Sections 6.3(a)(ii) or 7.4), (iii) minus, in the event the Net Working Capital Target exceeds the Estimated Net Working Capital, the amount of such excess, (iv) plus, in the event the Estimated Net Working Capital exceeds the Net Working Capital Target, the amount of such excess, (v) minus, in the event the Closing Indebtedness exceeds the Target Indebtedness, the amount of such excess, (vi) plus, in the event the Target Indebtedness exceeds the Closing Indebtedness, the amount of such excess, by wire transfer of immediately available funds to such account as Seller may reasonably direct by written notice delivered to Purchaser by Seller at least two (2) Business Days before the Closing Date. Simultaneously with such payment, Seller will assign and transfer to Purchaser all right, title and interest in and to the Shares, free and clear of all Liens (other than restrictions on transfer by the Purchaser arising under applicable securities laws), by delivering to Purchaser a certificate or certificates representing the Shares, in genuine and unaltered form, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank, with requisite stock transfer tax stamps, if any, attached. On the date hereof, Purchaser shall deliver $1,000,000 by wire transfer of immediately available funds to the Escrow Agent to be held pursuant to the Escrow Agreement. At the Closing, Purchaser shall deliver the applicable additional amount to be deposited in escrow pursuant to Section 7.4 by wire transfer of immediately available funds to the Escrow Agent to be held pursuant to the Escrow Agreement. At the Closing, there shall also be delivered to Seller and Purchaser the opinions, certificates and other agreements, documents and instruments to be delivered under Articles VI and VII.
     2.4 Net Working Capital Adjustment.
     (a) The parties hereto have agreed that the Purchase Price was determined based on the assumption that the Final Net Working Capital would be not less than $3,481,916 (the “Net Working Capital Target”).
     (b) Estimated Net Working Capital Statement. Seller shall cause a statement of the estimated Adjusted Net Working Capital (the “Estimated Net Working Capital Statement”) to be delivered to Purchaser, at least one (1), but not more than ten (10), Business Days prior to the Closing Date. The Estimate Net Working Capital Statement shall be prepared in good faith in accordance with the terms of this Agreement and shall be accompanied by a certificate as to such preparation executed by the Chief Operating Officer and Chief Executive Officer of the Company. Upon receipt of the Estimated Net Working Capital Statement, Purchaser and its representatives shall be given reasonable access to all of the Company’s books and records relating to such statement.
     (c) Estimated Net Working Capital.
     (i) If the Adjusted Net Working Capital as reflected on the Estimated Net Working Capital Statement (the “Estimated Net Working Capital”) is less than the Net Working Capital Target, as set forth in clause (iii) of Section 2.3, the cash consideration to be paid to the Seller at the Closing shall be reduced by an amount equal to such difference; and
     (ii) If the Estimated Net Working Capital is greater than the Net Working Capital Target, as set forth in clause (iv) of Section 2.3, the cash consideration to be paid to the Seller at the Closing shall be increased by an amount equal to such difference.
     (d) Net Working Capital Statement. As soon as practicable, but not later than forty-five (45) days, following the Closing Date, Purchaser shall prepare and deliver to Seller a statement (the “Net Working Capital Statement”), setting forth the Adjusted Net Working Capital.
     (e) Protest Notice. Within fifteen (15) days following delivery of the Net Working Capital Statement to Seller, Seller may deliver written notice (the “Protest Notice”) to Purchaser of any disagreement that Seller may have as to any amount included in or omitted from the Net Working Capital Statement. Such Protest Notice shall set forth in reasonable detail the basis of such disagreement together with the amount(s) in dispute. The failure of Seller to deliver such Protest Notice within the prescribed time period will constitute Seller’s acceptance of the Net Working Capital

Statement as determined by Purchaser. Upon receipt of the Net Working Capital Statement, Seller and its representatives shall be given reasonable access to all of Purchaser’s books and records relating to the Net Working Capital Statement during reasonable business hours for the purpose of verifying the Net Working Capital Statement.
     (f) Resolution of Protest. If Purchaser and Seller are unable to resolve any disagreement as to any amount included in or omitted from the Net Working Capital Statement within fifteen (15) days following Purchaser’s receipt of the Protest Notice, then the amounts in dispute will be promptly referred to a “big-four” accounting firm mutually agreeable to Purchaser and Seller (the “Accountants”) for final arbitration within forty-five (45) days after submitting the matter to the Accountants, which arbitration shall be final and binding on both Purchaser and Seller. The Accountants shall act as an arbitrator to determine, based solely on presentations by Purchaser and Seller, and not by independent review, only those amounts still in dispute. Purchaser and Seller agree to execute, if requested by the Accountants, a reasonable engagement letter. The fees and expenses of the Accountants shall be allocated between Purchaser and Seller so that the share of such fees and expenses to be paid by Seller shall be equal to the product of (x) the aggregate amount of such fees and expenses, and (y) a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by Seller (as determined by the Accountant) and the denominator of which is the total amount in dispute submitted to arbitration, and the remaining portion of such fees and expenses shall be paid by Purchaser. The term “Final Net Working Capital Statement,” as used in this Agreement, shall mean the definitive Net Working Capital Statement accepted by Seller or agreed to by Seller and Purchaser in accordance with Section 2.4(e) or the definitive Net Working Capital Statement resulting from the determinations made by the Accountants in accordance with this Section 2.4(f) (in addition to those items theretofore accepted by Seller or agreed to by Seller and Purchaser).
     (g) Payment. Within fifteen (15) days of the determination of the Final Net Working Capital Statement:
     (i) if the Estimated Net Working Capital is greater than the Adjusted Net Working Capital set forth on the Final Net Working Capital Statement (the “Final Net Working Capital”), then Seller shall pay to Purchaser, by wire transfer of immediately available funds to an account designated by Purchaser, the amount of such excess; or
     (ii) if the Final Net Working Capital is greater than the Estimated Net Working Capital, then Purchaser shall pay to Seller, by wire transfer of immediately available funds to an account designated by Seller, the amount of such excess.
     2.5 Indebtedness Adjustment.
     (a) If the aggregate Indebtedness of the Company and its Subsidiaries (other than IWP Systems and the Inactive Subsidiaries) outstanding as of the open of business on the Closing Date (the “Closing Indebtedness”), is greater than $14,411,215 (the “Target Indebtedness”), as set forth in clause (v) of Section 2.3, the cash consideration to be paid to Seller at the Closing shall be reduced by an amount equal to such difference.
     (b) If the Closing Indebtedness is less than the Target Indebtedness, as set forth in clause (vi) of Section 2.3, the cash consideration to be paid to Seller at the Closing shall be increased by an amount equal to such difference.
ARTICLE III
OTHER AGREEMENTS AND COVENANTS
     3.1 Investigation by Purchaser. From the date hereof through the Closing Date (the “Due Diligence Period”), Purchaser will have the right to conduct (at its expense), during regular business hours, such due diligence, inspections and investigations as it may reasonably require with respect to the Company, its Subsidiaries and the Business, including, without limitation, claims relating to the Company, its Subsidiaries or their business, the Real Property and all operational, environmental (excluding environmental testing), legal, regulatory and financial matters relating to the Company, its Subsidiaries or their business. During such Due Diligence Period, upon reasonable prior notice during regular business hours, Seller and the Company will permit Purchaser and its representatives to have reasonable access to and to inspect (a) all of the foregoing (subject to restrictions contained in confidentiality agreements to which the Company or any of its Subsidiaries is subject and privileged information), (b) work history related to employees of the Company and its Subsidiaries, and, (c) in order to discuss the Business and the affairs of the Company and its Subsidiaries, with prior consent of the Company (which shall not be unreasonably withheld), and, if Seller or the Company so desire, with participation or in the presence of representatives of Seller and/or the Company, to the officers, and employees with knowledge of the business of the Company and its Subsidiaries, customers and vendors of the Company and its Subsidiaries (which discussions shall not be deemed by Seller or the Company to be a violation of any confidentiality agreement with Purchaser). All information obtained by Purchaser hereunder shall be treated as confidential information pursuant to Section 3.9. Seller and the Company will cooperate, and use their respective commercially reasonable efforts to cause such officers and employees to cooperate, with such due diligence, inspections and investigations.
     3.2 Non-Negotiation. In consideration of the substantial expenditure of time, effort and expense undertaken by Purchaser in connection with its due diligence review and the preparation and negotiation of this Agreement, from and after the date of this Agreement until the earlier of the termination of this Agreement or the Closing, Seller and the Company agree that they will not, and will not permit, any Subsidiary of the Company, or Seller’s or the Company’s respective Affiliates, or the stockholders, directors, officers, employees, representatives and other agents of any of the foregoing, to, directly or indirectly, (1) solicit, initiate, or encourage any Acquisition Proposal, (2) engage in negotiations or discussions concerning, provide any non-public information to any person or entity in connection with, or enter into any agreement with respect to, any Acquisition Proposal or (3) agree to, approve, recommend or otherwise endorse or support any Acquisition Proposal. Seller and the Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Seller and the Company will promptly advise Purchaser of the terms of any communications they may receive relating to any Acquisition Proposal.
     3.3 Conduct of Business. Prior to Closing, Seller will cause the Company and its Subsidiaries to conduct business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, but subject to Section 3.4, Seller will:
     (a) cause the Company and its Subsidiaries to use commercially reasonable efforts to (i) preserve intact the present business organization and reputation of the Company and its Subsidiaries, (ii) keep available (subject to dismissals, voluntary departures and retirements in the ordinary course of business consistent with past practice) the services of the present officers, employees and consultants of the Company and its Subsidiaries, (iii) maintain the material assets and material properties of the Company and its Subsidiaries in working order and condition subject to ordinary wear and tear, (iv) maintain the goodwill of customers, suppliers, lenders and other Persons to whom the Company or any Subsidiary thereof sells goods or provides services or with whom the Company or any Subsidiary thereof otherwise has significant business relationships consistent with past practice and (v) continue the sales, marketing and promotional activities relating to the business and operations the Company and its Subsidiaries in the ordinary course of business consistent with past practices;
     (b) except to the extent required by applicable Law or GAAP, (i) cause the Books and Records to be maintained in the ordinary course of business consistent with past practice and (ii) not permit any material change in (A) any pricing, accounting, financial reporting or Tax practice or policy of the Company or any of its Subsidiaries except in the ordinary course of business consistent with past practice, or (B) the fiscal year of the Company or any of its Subsidiaries;
     (c) use, and will cause the Company and its Subsidiaries to use, their commercially reasonable efforts to maintain in full force and effect until the Closing substantially the same levels of coverage as the insurance afforded under the Contracts listed in Schedule 4.16; and
     (d) cause the Company and its Subsidiaries to, promptly following receipt thereof, give Purchaser copies of any written notice received from any Governmental Authority or other Person alleging any material violation of any Law.
     3.4 Certain Restrictions. Except as set forth on Schedule 3.4 and notwithstanding anything in Section 3.3 to the contrary, prior to Closing, Seller will cause the Company and its Subsidiaries to refrain from:
     (a) amending their certificates or articles of incorporation or by-laws (or other comparable corporate charter documents) or taking any corporate action with respect to any such amendment or any reorganization, liquidation or dissolution of any such entity (except as provided in Section 3.17);

     (b) authorizing, issuing, selling or otherwise disposing of any shares of, or any option, right or warrant to purchase with respect to, capital stock of the Company or any of its Subsidiaries;
     (c) except as required by Section 3.17, declaring, setting aside or paying any dividend or other distribution in respect of the capital stock of the Company or any Subsidiary not wholly owned by the Company, or directly or indirectly redeeming, purchasing or otherwise acquiring any shares of, or any option, right or warrant to purchase with respect to, capital stock of the Company or any Subsidiary not wholly owned by the Company;
     (d) acquiring or disposing of, or incurring any Lien (other than a Permitted Lien) on, any material assets and material properties of the Company or its Subsidiaries, other than in the ordinary course of business consistent with past practice, or on any Shares;
     (e) entering into, amending, modifying, terminating (partially or completely), granting any waiver under or giving any consent with respect to, any Permit (other than in the ordinary course of business, consistent with past practice) or Material Contract, without the prior written consent of Purchaser;
     (f) incurring any Indebtedness in excess of $100,000 (other than under the Credit Agreement);
     (g) making capital expenditures or commitments for additions to property, plant or equipment constituting capital assets in an aggregate amount exceeding $350,000;
     (h) making any material change in the lines of business in which the Company and its Subsidiaries participate or are engaged (other than as contemplated by the Industry RFP in the event the Company is selected as the provider in connection therewith);
     (i) selling, assigning, transferring, abandoning or permitting to lapse any material Permits, any material Proprietary Rights or any other material intangible assets, or disclosing any material proprietary confidential information to any Person outside the ordinary course of business consistent with past practice, other than to Purchaser, Youbet and their respective representatives, or granting any license or sublicense of any rights under or with respect to any material Proprietary Rights (other than in the ordinary course of business consistent with past practice);
     (j) materially changing its cash management practices (including, without limitation, the timing of collection of receivables and payment of payables and other current liabilities);
     (k) entering into any merger, acquisition, joint venture or partnership;

     (l) with respect to the Inactive Subsidiaries only, conducting any business whatsoever or entering into any transaction whatsoever with the Company, its Subsidiaries, its Affiliates or any other Person (except as provided in Section 3.17); or
     (m) entering into any agreement to do or engage in any of the foregoing.
     3.5 Financial Statements.
     (a) As promptly as practicable and in any event no later than twenty (20) days after the end of each calendar month ending after the date hereof and before the Closing Date, Seller will deliver to Purchaser true and complete copies of the unaudited consolidated balance sheet and the related unaudited consolidated statements of operations, stockholders equity and cash flows, of the Company and its consolidated subsidiaries as of and for each such calendar month and the portion of the fiscal year then ended, which financial statements shall be prepared on a basis consistent with those accounting principles and procedures employed in the preparation of the Financial Statements (except for year end adjustments that are not material, individually or in the aggregate and the absence of footnotes) and shall be certified in writing to Purchaser as true and correct in all material respects by the Chief Financial Officer of the Company.
     3.6 Employee Matters. Except as may be required by Law or as set forth on Schedule 3.6, prior to Closing, Seller will refrain, and will cause the Company and its Subsidiaries to refrain, from directly or indirectly:
     (a) making, via any of its officers or any of its other employees that have historically had applicable authority with respect to Employee Benefit Plans, any representation or promise, oral or written, to any officer or employee of the Company or any of its Subsidiaries concerning any Employee Benefit Plan of the Company, except for statements as to the rights or accrued benefits of any officer or employee under the terms of any Employee Benefit Plan or statements required (x) by Law or (y) pursuant to the terms of any Employee Benefit Plan;
     (b) making any increase in the salary, wages or other compensation from the Company or any of its Subsidiaries of any officer or employee of the Company or any of its Subsidiaries whose annual salary is or, after giving to such change, would be $60,000 or more (other than pursuant to the terms of existing Employee Benefit Plans in effect as of the date hereof); or
     (c) adopting, entering into, amending, modifying or terminating (partially or completely) any Employee Benefit Plan, except to the extent required by applicable Law and, in the event compliance with legal requirements presents options, only to the extent that the option which the Company or any of its Subsidiaries reasonably believes to be the least costly is chosen; or
     (d) establishing or modifying any (i) performance compensation thresholds or similar targets affecting compensation in respect of any fiscal year under any Employee Benefit Plan of the Company, Contract for employment to which the Company or any Subsidiary thereof is party or other employee compensation arrangement with respect to the Company’s or any of its Subsidiaries’ employees or (ii) salary ranges, compensation increase guidelines or similar provisions in respect of any Employee Benefit Plan of the Company, Contract for employment to which the Company or any Subsidiary thereof is party or other employee compensation arrangement with respect to the Company’s or any of its Subsidiaries’ employees.
Seller will promptly notify Purchaser in writing of each receipt by Seller, the Company or any Subsidiary of the Company (and furnish Purchaser with copies thereof) of any written notice of investigation or administrative proceeding by the IRS, Department of Labor, PBGC or other Person involving any Employee Benefit Plan.
     3.7 Affiliate Transactions. On or prior to the Closing, all Indebtedness and other amounts owing under Contracts (other than Transaction Documents and employment, restrictive covenant, confidentiality and similar agreements with employees of the Company and its Subsidiaries) between Seller, any Affiliate of Seller, or any officer, director, manager, or spouses, parents, children or siblings of any director, officer or member of Kinderhook, Seller or the Company or Affiliate of any of the foregoing (other than the Company or any Subsidiary thereof), on the one hand, and the Company or any of its Subsidiaries, on the other hand, will be paid in full, and Seller will terminate and will cause any such Affiliate of Seller, or officer, director, manager, or spouses, parents, children or siblings of any director, officer or member of Kinderhook, Seller or the Company or Affiliate of any of the foregoing to terminate, each such Contract with the Company or any Subsidiary thereof, including, but not limited to the Management Services Agreement, dated as of September 5, 2003, between Kinderhook and the Company, without any obligation thereunder surviving such termination. Prior to the Closing, except as expressly contemplated by this Agreement or any other Transaction Document, neither the Company nor any Subsidiary thereof will enter into any Contract or amend or modify in any material respect any existing Contract, or engage in any transaction outside the ordinary course of business consistent with past practice or not on an arm’s-length basis, with Seller or any such Affiliate of Seller, or officer, director, manager, or spouses, parents, children or siblings of any director, officer or member of Kinderhook, Seller or the Company or Affiliate of any of the foregoing.
     3.8 Regulatory and Other Approvals.
     Prior to Closing, Seller will, and will cause the Company and its Subsidiaries to, (a) use its commercially reasonable efforts, as promptly as practicable, to (i) obtain all consents, approvals or authorizations of, to make all filings with and to give all notices to all Governmental Authorities or any other Person required of Seller, the Company or any Subsidiary of the Company to consummate the transactions contemplated hereby and by the Transaction Documents and operate their business immediately after the Closing in the same manner as operated prior to the Closing, and (ii) maintain all Material Contracts and Permits in full force and effect upon and immediately after the consummation of the transactions contemplated hereby and by the Transaction Documents, and (b) cooperate with Purchaser as promptly as practicable in obtaining such consents, approvals or authorizations or, making such filings with and giving such notices. Prior to Closing, Seller will provide prompt notification to Purchaser when any such consent, approval, authorization, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will periodically advise Purchaser of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Transaction Documents.
     3.9 Confidential Information. From the date of this Agreement until the earlier of the termination of this Agreement or the Closing, except as required by applicable Law or by legal or regulatory process or in connection with the financing of the transactions contemplated hereby, all parties hereto shall keep secret and retain in strictest confidence, and refrain from using for their benefit or the benefit of others, or disclosing to others, all confidential matters relating to the Company, any of its Subsidiaries or their business (except, with respect to the Company, in the ordinary course of business, consistent with past practice). Notwithstanding the foregoing, Seller and Youbet acknowledge that the Confidentiality Agreement (the “Confidentiality Agreement”) between them remains in full force and effect in accordance with its terms.
     3.10 Other Employee Matters.
     (a) No Employee Rights. Nothing in this Agreement, express or implied, shall confer upon any employee of the Company or any of its Subsidiaries any rights or remedies, including any right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.
     (b) Right to Terminate or Modify Plans. Nothing in this Agreement, express or implied, shall be construed to prevent Purchaser from terminating or modifying to any extent or in any respect any employee benefit plan that Purchaser, the Company or any of its Subsidiaries may establish or maintain.
     (c) Purchaser shall be solely responsible for any obligations arising under COBRA with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation 54.4980B-9.
     3.11 Tax Cooperation and Other Tax Matters.
     (a) For the 18-month period following the Closing, Purchaser and Seller agree to furnish or cause to be furnished to each other, upon reasonable request, as promptly as practicable, such information and assistance relating to the Company and its Subsidiaries (including access to Books and Records) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Prior to Closing, Seller shall transfer all of its books and records, if any, with respect to Taxes pertaining to the Company and its Subsidiaries to the Company. Purchaser and Seller shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Company and its Subsidiaries for any tax period (or portion thereof) ending on or before the close of business on the Closing Date.

     (b) Any Transfer Taxes assessed upon or with respect to the transfer of the Shares to Purchaser and any recording or filing fees with respect thereto shall be the responsibility of Seller.
     (c) Prior to Closing, Seller shall cause the Company not to take or omit to take any action out of the ordinary course of business inconsistent with past practice if such action or omission could have the effect of increasing the Tax liability relating to the Company or its Subsidiaries (and, following the Closing, Purchaser or any of Purchaser’s Affiliates).
     (d) On the Closing Date, all Tax sharing agreements and arrangements (excluding in any event this Agreement) between (a) the Company on the one hand, and (b) the Seller or any of its Affiliates (other than the Company and its Subsidiaries), on the other hand, shall be terminated effective as of the Closing and have no further effect for any taxable year or period (whether a past, present, or future year or period), and no additional payments shall be made thereunder after the Closing Date with respect to any period in respect of the redetermination of Tax liabilities or otherwise.
     3.12 Restrictive Covenants.
     (a) Acknowledgement of Seller. Seller agrees and acknowledges that it is necessary that Seller undertake as provided in this Section 3.12 not to utilize its special knowledge of the Company and its Subsidiaries and its relationships with customers and suppliers to compete with Purchaser or the Company and its Subsidiaries, and that Purchaser would not have entered into this Agreement or consummated the transactions contemplated hereby but for the agreements and covenants in this Section 3.12. Seller agrees and acknowledges that businesses of the Company and its Subsidiaries are conducted on a worldwide basis.
     (b) Confidential Information; Personal Relationships. At all times during and after the Restricted Period, except as required by applicable Law or by legal or regulatory process, Seller shall keep secret and retain in strictest confidence, and shall not directly or indirectly use for the benefit of Seller or others, or disclose to others, all confidential matters relating to the Company, any Subsidiary thereof, or the Business, including, without limitation, Proprietary Rights, product information, customer lists, details of contracts, pricing policies, price lists, trade promotion and discount schedules, operational methods, employee lists and evaluations, marketing plans or strategies, business acquisition plans and new personnel acquisition plans of the Company or any Subsidiary thereof, other than such information that is or becomes generally available to the public other than as a result of a breach of this Agreement by Seller, or which is compelled as a matter of Law to be disclosed by Seller; provided, however, that if Seller receives notice that it may be required to disclose any such information, it shall (A) promptly notify Purchaser and the Company of the existence, terms and circumstances surrounding such notice, (B) if requested by Purchaser, at Purchaser’s sole expense, promptly contest such requirement and seek a protective order or other appropriate remedy to limit the disclosure of such information, and (C) in the event no such protective order or other remedy is obtained and disclosure of such information is required, exercise their commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the information required to be disclosed. Promptly after the Closing, Seller will deliver to the Company all such confidential information as Purchaser may reasonably request, including all copies thereof, which are in its possession, or under its control, including such confidential information as may be held by its agents or representatives, without making or retaining any copies or extracts thereof.
     (c) Employees. For a period commencing on the Closing Date and ending on the third (3rd) anniversary of the Closing Date (the “Restricted Period”), Seller shall not, on its behalf or on behalf of any other Person, directly or indirectly, as an agent, representative, consultant, investor, owner, partner, manager, joint venturer, distributor or otherwise, solicit the employment of, offer employment to, or hire or attempt to hire (whether as an employee, consultant or otherwise), any Person who provided services (as an employee or consultant) to the Company or any Subsidiary thereof within the prior twelve (12) month period, or encourage any such Person to leave the employment of the Company or any Subsidiary thereof, as applicable, after the Closing Date, unless the Company or such Subsidiary first terminated the employment of such employee (or its relationship with such consultant) and a period of one hundred and eighty (180) days lapses after such termination.
     (d) Customers, Suppliers, Sales Representative and Distributors. During the Restricted Period, Seller shall not, on its behalf or on behalf of any other Person, directly or indirectly, as an agent, representative, consultant, investor, owner, partner, manager, joint venturer, distributor or otherwise, solicit or participate in any individual or representative capacity in any business which solicits business from any Person which is or was a customer, prospective customer, supplier, sales representative or distributor of the Company or any Subsidiary thereof at any time during the prior two (2) year period, or from any successor in interest to any such person, firm, company or other entity, in any case for the purpose of securing business or contracts related to the Business.
     (e) Nondisruption. During the Restricted Period, Seller shall not, on its behalf or on behalf of any other Person, directly or indirectly, as an agent, representative, consultant, investor, owner, partner, manager, joint venturer, distributor or otherwise, interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Company or any Subsidiary thereof, on the one hand, and any of their respective customers, prospective customers, suppliers, sales representatives, distributors, employees or consultants, on the other hand.
     (f) Publicity. Seller shall not make statements or any other expressions on television, radio, the internet or other media or to any third party, including, without limitation, in communications with any customers, suppliers, sales representatives or distributors, which are disparaging with respect to Purchaser, the Company, any Subsidiary thereof or Youbet, the products and services of the Company, any Subsidiary thereof or Youbet or any of their respective businesses, except as required by Law.

     (g) Rights and Remedies Upon Breach. If Seller breaches, or threatens to commit a breach of, any of the provisions of this Section 3.12 (the “Restrictive Covenants”), then each of Purchaser and the Company shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, without the posting of any bond, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Purchaser, the Company and their respective Affiliates and that money damages would not provide an adequate remedy to Purchaser, the Company and their respective Affiliates, which right and remedy is in addition to, and not in lieu of, any other rights and remedies available to Purchaser, the Company and their respective Affiliates under law or in equity.
     (h) Severability of Covenants. Seller acknowledges and agrees that the Restrictive Covenants are reasonable, necessary and valid in duration and geographical scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not be affected thereby and shall be given full effect without regard to the invalid portions.
     (i) Blue-Penciling. If any court determines that any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration or geographical scope of such provisions, such court shall reduce the duration or scope of such provision, as the case may be, to the minimum extent necessary such that, in its reduced form, such provision shall then be enforceable.
     3.13 Notice and Cure. If Seller or the Company obtain knowledge of any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any condition set forth in Section 6.1 to be incapable of ever being satisfied, it will notify Purchaser promptly in writing of, and contemporaneously will provide Purchaser with true and complete copies of any and all information or documents relating to such event, transaction or circumstance. No notice given pursuant to this Section 3.13 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or in any way limit the remedies available to Purchaser or any other Purchaser Indemnified Party hereunder.
     3.14 Further Assurances. If after the Closing Purchaser determines or is advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary (i) at any time, to vest or perfect ownership (of record or otherwise) of its right, title or interest in, to or under, any or all of the Shares, (ii) at any time during the 18-month period after the Closing, (A) to vest or perfect ownership (of record or otherwise) by the Company and each of its Subsidiaries of any of their respective rights, properties or assets or (B) otherwise to carry out this Agreement and the Transaction Documents, Seller shall execute and deliver, or cause to be executed and delivered, all deeds, bills of sale, instruments of conveyance, powers of attorney, assignments and assurances and to take and do all such other actions and things as are necessary in order to vest or perfect any and all right, title and interest in, to and under such rights, properties or assets in Purchaser, the Company or any of its Subsidiaries or otherwise to carry out this Agreement and the Transaction Documents.

     3.15 Assistance with Financing. Prior to Closing, Seller shall, and shall cause the Company and its Subsidiaries to, to the extent Purchaser may reasonably request in connection with any third-party debt or equity financing Purchaser or Youbet may seek to obtain in order to fund the transactions contemplated hereby, use commercially reasonable efforts to: (i) cooperate in the preparation of any registration statement, prospectus, prospectus supplement, offering memorandum, bank book or similar document, (ii) at Purchaser’s expense, make senior management of the Company and its Subsidiaries reasonably available for customary “roadshow” presentations, lenders, meetings and presentations to rating agencies, (iii) cooperate with prospective underwriters, lenders, placement agents, initial purchasers and their respective advisors in performing their due diligence, excluding, any environmental assessments, (iv) provide all financial statements and financial and other information (including footnote disclosures) in the Company’s possession that have been prepared prior to the date hereof, including without limitation the financial statements of the Company as of December 31, 2004 and the year then ended and as of September 30, 2005 and the nine-month period then ended, in each case audited by Crowe Chizek and Company LLC, (v) use commercially reasonable efforts to cause the Company’s accountants to provide comfort letters to any underwriters or initial purchasers consistent with SAS 72 (as amended), including without limitation standard negative assurance on any interim period or pro forma financial statements and consent to inclusion of such financial statements in any registration statement, prospectus, prospectus supplement, offering memorandum or similar document, and (vi) allow reasonable access to its financial and accounting personnel and provide access to preliminary financial statements and other financial information to be used in connection with the preparation of pro forma financial information. Purchaser may use the Company’s name and logo in a registration statement, prospectus, prospectus supplement, offering memorandum or similar document related to the financing of the transactions contemplated hereby.
     3.16 Waiver, Release and Discharge. Effective upon the Closing, Seller, for itself, and its successors (collectively, the “Seller Releasors”) hereby irrevocably waives, releases and discharges the Company and its Subsidiaries and each of their respective shareholders, partners, members, officers, directors, employees, agents, representatives, attorneys, accountants, insurers, successors and assigns (collectively, the “Released Parties”) from any and all Liabilities that any such Seller Releasor has, had, ever had or may have had for any matter, cause or thing whatsoever from the beginning of time through the date of the Closing, other than Liabilities arising under or relating to this Agreement and the Transaction Documents. Effective upon the Closing, Seller hereby expressly agrees that it will not assert any claim of any nature whatsoever against or seek to recover any amounts from any Released Party for any matter, cause or thing whatsoever which occurred or may have occurred from the beginning of time through the date of the Closing, and it will not encourage or assist any other person or entity in asserting any claim of any nature whatsoever against any Released Party for any matter, cause or thing whatsoever which occurred or may have occurred from the beginning of time through the date of the Closing, in each case, other than arising under or with respect to this Agreement and the Transaction Documents.
     3.17 Certain Subsidiaries. Seller shall cause all of the equity securities of Dynatote of Pennsylvania, Inc. and United Tote of Colombia, Ltda (together, the “Inactive Subsidiaries”) to be distributed to Seller on or prior to the Closing Date. Seller represents and warrants that the Company and its Subsidiaries will not realize any taxable income or become subject to any Tax as the result of the distribution of the Inactive Subsidiaries contemplated by this Section 3.17, ignoring, for the purpose of this representation and warranty, any other transaction or any of the Company’s and its Subsidiaries Tax attributes. Seller, the Company and Purchaser hereby acknowledge and agree that as of the date hereof, the fair market value of each of the Inactive Subsidiaries is $0. On the Closing Date, Seller shall cause the Inactive Subsidiaries to amend their organizational documents so as to delete therefrom the words “Dynatote” and “United Tote” and will file, as promptly as practicable, such documents as are necessary to reflect such name changes in their respective states of formation or organization and the other jurisdictions where they are qualified to do business as a foreign person. From and after the Closing Date, Seller agrees that it will not, and will cause the Inactive Subsidiaries to not, adopt any name that is confusingly similar to, or a derivation of, “Dynatote” and “United Tote.” The Company shall, and shall cause its Subsidiaries to, maintain in effect in its certificate of incorporation and bylaws for a period of six years after the Closing Date, provisions substantially similar in substance to the current provisions regarding elimination of liability of directors and indemnification of, and advancement of expenses to, officers, directors and employees contained in the certificate of incorporation and bylaws of the Company.
     3.18 Guarantees. Purchaser and Youbet acknowledge that Seller has provided guarantees in connection with the Credit Agreement set forth on Schedule 3.18 (collectively, the “Guarantees”). Each of Purchaser and Youbet hereby agrees that on or prior to the Closing, Purchaser and Youbet will take, or cause to be taken, all actions necessary (including issue replacement guarantees on terms reasonably acceptable to Purchaser and Youbet to the beneficiaries of the Guarantees in exchange for the Guarantees) so that Seller is fully and unconditionally released from its obligation under the Guarantees.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY
     Each of Seller and the Company, jointly and severally, represent and warrant to Purchaser as follows:
     4.1 Ownership of Shares. Each of the Shares was validly issued, and is a fully paid and non-assessable share of Common Stock of the Company, owned beneficially and of record by Seller, free and clear of all Liens (other than restrictions on transfer arising under any applicable securities laws). Upon delivery to Purchaser of the certificates representing the Shares duly endorsed in blank or accompanied by a duly executed stock power, good and marketable title to each of the Shares will be sold, assigned, conveyed, transferred and delivered to Purchaser, free and clear of all Liens (other than restrictions on transfer by Purchaser arising under any applicable securities laws). Except as set forth in Schedule 4.1, there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the voting (including, without limitations, voting trusts and proxies), sale, purchase, redemption or other transfer of the Shares. Seller has sole voting power and sole power of disposition and sole power to agree to all of the matters set forth in this Agreement, with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights and powers, and Seller has not granted and will not grant such rights and powers to any other Person.

     4.2 Authorization.
     (a) Each of Seller and the Company, is duly organized, validly existing and in good standing under the laws of the state of its organization, and has full power, right and authority to execute, deliver and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Seller and the Company of this Agreement and each of the Transaction Documents to which Seller or the Company, as applicable, is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and properly authorized by all requisite action in accordance with applicable Law and with the organizational documents of Seller or the Company, as applicable.
     (b) This Agreement has been duly executed and delivered by each of Seller and the Company and constitutes the legal, valid and binding obligations of each of Seller and the Company, enforceable against each of Seller and the Company in accordance with its terms, subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (ii) the effect of rules of law and general principles of equity, including those governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each of the Transaction Documents to be executed and delivered by or on behalf of Seller or the Company, as applicable, will be duly executed and delivered by Seller or the Company, as applicable, and when so executed and delivered, will be the legal, valid and binding obligation of Seller or the Company, as applicable, enforceable against Seller or the Company, as applicable, in accordance with its terms, subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (ii) the effect of rules of law and general principles of equity, including those governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     4.3 No Conflicts. Except as set forth on Schedule 4.3, neither the execution and delivery of this Agreement and the Transaction Documents by Seller and the Company nor the performance by Seller and the Company of the transactions contemplated hereby or thereby will:
     (a) violate or conflict with or result in a breach of any of the terms, conditions or provisions of the organizational documents of Seller, the Company or any Subsidiary of the Company;
     (b) violate or conflict with or result in a material breach of any Law;
     (c) constitute (with or without notice or lapse of time or both) a default under or otherwise violate any Material Contract (as defined in Section 4.9), or any material Permit of the Company or any of its Subsidiaries;

     (d) constitute an event which would permit any party to terminate, or accelerate the maturity of any Indebtedness or other obligation under any Material Contract;
     (e) result in the creation or imposition of any Lien upon the Shares or any material asset of the Company or any Subsidiary of the Company; or
     (f) require any Permit, authorization, consent, approval, exemption or other action by or notice to any Person or Governmental Authority pursuant to any Laws.
     4.4 Organization; Subsidiaries.
     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Montana. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the State of its formation or incorporation, as the case may be. Each of the Company and its Subsidiaries has full power and authority to carry on its business as presently conducted by it and to own or hold under lease the properties and assets it now owns or holds under lease. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation or company (as applicable) in all jurisdictions where the nature of the property owned or leased by it, or the nature of its business, makes such qualification necessary, except where failure to be so qualified or be in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, which jurisdictions are listed opposite such company’s name on Schedule 4.4(a). The name of each director and officer of the Company and each Subsidiary thereof is set forth opposite the position held by same, on Schedule 4.4(a). The Company has delivered to the Purchaser true and correct copies of the Company’s and its Subsidiaries’ (i) corporate, limited liability company, partnership or other organizational documents, including, but not limited to, certificates or articles of incorporation, bylaws, operating agreements, certificates of limited partnership, partnership agreements and certificates of existence, as applicable, (ii) minute books (containing the records of meetings of the stockholders and boards of directors or committees thereof), and (iii) stock ledgers or records.
     (b) The Company has no Subsidiaries other than those set forth on Schedule 4.4(b). Other than as set forth on Schedule 4.4(b), the Company owns beneficially and of record 100% of the outstanding capital stock or other equity interests of each Subsidiary thereof set forth thereon, free and clear of all Liens (other than restrictions on transfer arising under any applicable securities laws or Liens under the Credit Agreement). Except as set forth in Schedule 4.4(b), there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the voting (including, without limitation, voting trusts and proxies), sale, purchase, redemption or other transfer of any capital stock of any Subsidiary of the Company.
     4.5 Capitalization. Schedule 4.5 sets forth the entire authorized capital stock and the total number of issued and outstanding shares of capital stock or other equity interest, of each of the Company and any Subsidiary thereof, the names of the beneficial and record holders thereof and the number of shares held by each such holder, and the number of shares of each class thereof held in its treasury. All of the outstanding shares of capital stock of the Company and any Subsidiary thereof have been validly issued and are fully paid and non-assessable. No shares of capital stock of the Company or any Subsidiary thereof are subject to, nor have been issued in violation of, preemptive or similar rights. Except as set forth on Schedule 4.5, neither the Company nor any Subsidiary thereof has any outstanding capital stock or other equity interests, or other securities convertible into or exchangeable for shares of its capital stock or other equity interests, and neither the Company nor any Subsidiary thereof has any outstanding stock appreciation rights, profit participation rights or phantom stock, or calls, options, warrants or rights to subscribe for or to purchase its capital stock or other equity interests or any stock or securities directly or indirectly convertible into or exchangeable for capital stock or other equity interests. Neither the Company nor any Subsidiary thereof is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock. All issuances, sales and repurchases by the Company and any Subsidiary thereof of its respective capital stock or other equity interests have been effected in compliance with all applicable laws, including, without limitation, applicable federal and state securities laws.
     4.6 Financial Statements. Schedule 4.6 contains the following financial statements of the Company (collectively, the “Financial Statements”):
     (a) The audited consolidated balance sheet of Seller as of December 31, 2004 (the “Audited Balance Sheet”), and the related audited consolidated statements of income and comprehensive income, members’ equity and cashflows for the year then ended, together with a true and correct copy of the report on such audited information by Crowe Chizek and Company LLC, and all letters from such accountants with respect to the results of such audits;
     (b) The audited consolidated balance sheet of Seller as of December 31, 2003, and the related audited consolidated statements of income, members’ equity and cashflows for the period June 5, 2003 (date of inception) through December 31, 2003, together with a true and correct copy of the report on such audited information by Crowe Chizek and Company LLC, and all letters from such accountants with respect to the results of such audits;
     (c) The unaudited consolidated balance sheet of the Company as of May 24, 2003, and the related unaudited consolidated statements of operations, stockholders’ equity and cashflows for the five months ended May 24, 2003;
     (d) The audited consolidated balance sheet of the Company as of December 28, 2002, and the related audited consolidated statements of income, stockholders’ equity and cashflows for the year then ended, together with a true and correct copy of the report on such audited information by Deloitte & Touche LLP, and all letters from such accountants with respect to the results of such audits;
     (e) The unaudited consolidated balance sheet of the Company as of October 31, 2005 and the related unaudited consolidated statements of income, members’ equity and cashflows for the portion of the Company’s fiscal year then ended (collectively, the “Interim Financial Statements”);
     (f) The unaudited balance sheet of IWP Systems as of October 31, 2005 and the related unaudited statements of income, members’ equity and cashflows for the portion of the Company’s fiscal year then ended; and
     (g) The audited consolidated balance sheet of the Company as of September 30, 2005 and the related audited consolidated statements of income and comprehensive income, members’ equity and cashflows for the year then ended, together with a true and correct copy of the report on such audited information by Crowe Chizek and Company LLC, and all letters from such accountants with respect to the results of such audits.
Except as set forth on Schedule 4.6, the Financial Statements are complete and correct in all material respects, are consistent with the Books and Records, and fairly present the financial condition, assets and liabilities of Seller, the Company or IWP Systems, as applicable, taken as a whole, as of their respective dates and the results of operations, members’ or stockholders’ equity, as applicable, and cash flows for the periods related thereto in accordance with GAAP, except that the Interim Financial Statements lack the footnote disclosure and are subject to normal year end adjustments otherwise required by GAAP, which will not be material individually or in the aggregate. Since the date of the Interim Financial Statements, there has been no material change in the Company’s reserve or accrual amounts or policies.
     4.7 Absence of Undisclosed Liabilities.
     (a) Except for (i) Liabilities expressly reflected or reserved for on the Interim Financial Statements, (ii) Liabilities incurred in the ordinary course of business since the date of the Interim Financial Statements (none of which is a Liability for breach of contract, breach of warranty, product liability, tort or infringement, a claim or lawsuit, or an environmental liability), (iii) Liabilities which individually or in the aggregate are not material to the Company or any of its Subsidiaries (iv) obligations arising under any contract to which the Company or any of its Subsidiaries is a party but only to the extent such obligations do not arise from or relate to any breach by the Company or any of its Subsidiaries or any event, circumstance or occurrence that, with notice or lapse of time would constitute a breach by the Company or any Subsidiary and (v) Liabilities set forth on Schedule 4.7(a), none of the Company nor any of its Subsidiaries has any Liabilities.
     (b) Schedule 4.7(b) lists, as of October 31 2005, the outstanding principal amount of, the outstanding interest on, and, if applicable, the maximum amount available for borrowing under, all Indebtedness of the Company and its Subsidiaries, identifying (i) each instrument under which any such Indebtedness will accelerate or become due or which provides for a right of redemption, repayment or repurchase on the part of the holder of such Indebtedness (with or without due notice or the lapse of time, or both) as a result of this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby and (ii) each instrument under which any penalty, premium or similar fee is payable by the obligor upon payment of such Indebtedness prior to its maturity, and the amount of each such penalty, premium or similar fee.
     (c) Except as set forth on Schedule 4.7(c), none of the Company nor any Subsidiary thereof has any Liabilities to, and no Indebtedness is owed to or from, Seller or any Affiliate of Seller or any officer, director, manager of any of the foregoing or spouses, parents, children and siblings of any director, officer or member of Kinderhook, Seller or the Company or any Affiliates of any of the foregoing.
     4.8 Assets.
     (a) Title. The Company or a Subsidiary thereof is in possession of and has good title to, or valid leasehold interests in or valid rights under Contract to use, all material tangible personal property (including, without limitation, all fixtures, leasehold improvements, equipment (including computer hardware and communications equipment), whether or not such equipment constitutes a fixture under applicable Law, machinery, tools and tooling, parts, office, operating and other supplies, vehicles (whether or not registered under motor vehicle registration laws), fuel, furniture, and other tangible personal property of the Company or any Subsidiary thereof), all material intangible assets, properties and rights, and all Real Property used in the conduct of the Business by the Company and the Subsidiaries thereof as presently conducted, including all material tangible personal property reflected on the balance sheet included in the Interim Financial Statements and material tangible personal property acquired since the Interim Financial Statements, other than property disposed of since such date in the ordinary course of business consistent with past practice. Except as set forth on Schedule 4.8(a), all such tangible personal property, intangible assets, properties and rights, and Real Property is free and clear of all Liens, other than Permitted Liens. Except as set forth on Schedule 4.8(a), no Person other than the Company and its Subsidiaries owns or has any right to the use or possession of such tangible personal property, intangible assets, properties and rights, or Real Property, other than lessors and licensors of such tangible personal property, intangible assets, properties and rights, and Real Property constituting leasehold interests or licenses.
     (b) Inventories. The Inventory shown on the balance sheet included in the Interim Financial Statements or subsequently acquired by the Company or any of its Subsidiaries prior to the Closing Date is in good and useable condition and consists of items of a quality and quantity historically useable or saleable in the ordinary course of business, except for obsolete, damaged, below-standard quality, slow-moving or otherwise unusable materials, all of which have been sufficiently written off, written down to net realizable value or otherwise reserved for in the balance sheet included in the Interim Financial Statements. Except as set forth on Schedule 4.8(b), all items included in the Inventory shown on the balance sheet included in the Interim Financial Statements or subsequently acquired by the Company or any of its Subsidiaries prior to the Closing Date are the property of the Company or its Subsidiaries free and clear of any Liens, except for Permitted Liens. None of the Company nor its Subsidiaries is committed to purchase inventory in amounts materially greater than are reasonably expected to be usable or saleable in the ordinary course of business as presently conducted by the

Company and its Subsidiaries. With respect to inventory in the hands of suppliers for which the Company or its Subsidiaries will be committed on or as of the Closing Date, such inventory on the Closing Date will be reasonably expected to be usable or saleable in the ordinary course of business as presently being conducted by the Company and its Subsidiaries.
     (c) Condition. Except as set forth on Schedule 4.8(c), all of the assets of the Company and its Subsidiaries are, in all material respects, in working condition and repair and are useable in the ordinary course of business.
     4.9 Contracts. Schedule 4.9(a) is a correct and complete list as of the date hereof, by reference to the applicable subsection of this Section 4.9, of each Material Contract. For purposes of this Agreement, “Material Contract” means (i) all Contracts that require the Company or any Subsidiary thereof to pay, or entitle the Company or any Subsidiary thereof to receive, in the aggregate, $100,000 or more during any twelve (12) month period, (ii) all Contracts that materially restrict any business activity anywhere in the world, (iii) all Contracts for acquisitions or dispositions (by merger, purchase or sale of assets or stock or otherwise) of material assets, as to which the Company or any of its Subsidiaries have continuing material obligations or material rights, (iv) all Contracts concerning joint venture or partnership agreements, or the sharing of profits, (v) all pari-mutuel wagering Contracts and Contracts relating to the service of the totalisator equipment (including, without limitation, service or similar contracts with racetracks, frontons, and off-track betting organizations) to which the Company or any of its Subsidiaries is a party, (vi) all Contracts between the Company or any of its Subsidiaries, on the one hand, and an Affiliate of the Company or any of its Subsidiaries or any Person who is a director or executive officer of the Company or any Subsidiary thereof, or a member or manager of Seller or a holder of 5% or more of the equity securities thereof or employee or Affiliate thereof, or a family member of any of the foregoing, on the other hand, (vii) all Real Property Leases, and (viii) any Contract with respect to Indebtedness. Correct and complete copies of the written Material Contracts and written descriptions of oral Material Contracts listed on Schedule 4.9(a) have previously been furnished to the Purchaser. Except as set forth on Schedule 4.9(b), none of the Company nor any Subsidiary thereof is in default, nor has any event occurred which with the giving of notice or the passage of time or both would constitute a default by the Company or any Subsidiary thereof, under any Material Contract and, to the knowledge of Seller, no other party is in default, nor has any event occurred which with the giving of notice or the passage of time or both would constitute a default by any other party, under any Material Contract. All events of default under the Credit Agreement or any Contract related thereto occurring prior to the date hereof have been fully and irrevocably waived by each party thereto (other than Company or any of its Subsidiaries). Each of the Material Contracts is in full force and effect, is valid and enforceable in accordance with its terms, and, to the knowledge of Seller, is not subject to any claims, charges, set-offs or defenses not expressly set forth therein. Except as set forth on Schedule 4.9(c), none of the Material Contracts will require any consent or approval as a result of the consummation of the transactions contemplated by this Agreement and the Transaction Documents. Except as set forth on Schedule 4.9(d), none of the Company nor any of its Subsidiaries is a party to, or bound by the provisions of, any Material Contract (including purchase orders, blanket purchase orders and agreements and delivery orders) that remains executory in whole or in part with any Governmental Authority. Seller hereby represents and warrants that consummation of the assignment contemplated by that certain Instrument of Assignment, dated as of the date hereof, by and between Seller and Purchaser, shall not constitute a default under or otherwise violate (x) that certain Stock Purchase Agreement, dated September 5, 2003, by and among United Wagering Systems, Inc., a Delaware corporation, the Company, UT Canada, and Seller or (y) that certain Guaranty, dated September 5, 2003, by International Game Technology, a Nevada corporation, in favor of Seller.
     4.10 Real Property.
     (a) Schedule 4.10(a) contains a true and correct list of each parcel of real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”). The Company or one of its Subsidiaries is the sole legal and equitable owner of the Owned Real Property, and possesses good and marketable, indefeasible fee simple title thereto, good of record and in fact, free and clear of all Liens other than Permitted Liens.
     (b) Schedule 4.10(b) lists all real property used or held for use by the Company or any Subsidiary thereof which is leased by the Company or any Subsidiary thereof from third parties (the “Leased Real Property” and collectively with the Owned Real Property, the “Real Property”), the Contract pursuant to which such Property is leased (“Real Property Leases”) and the owners of the Leased Real Property. Each of the Company and the Subsidiaries thereof is the sole legal and equitable owner of the leasehold interest it holds in the Leased Real Property and possesses a valid leasehold interest thereto, free and clear of all Liens (other than Permitted Liens) that could impair the ability of the Company or a Subsidiary thereof to realize the benefits of the rights provided to it under lease, and the right to quiet enjoyment of such Leased Real Property. Neither the Company nor any Subsidiary thereof has exercised any option to purchase any parcel of Leased Real Property.
     (c) The Real Property constitutes the only real property used or occupied by the Company or any Subsidiary thereof in the conduct of their Business as presently conducted. With respect to the Real Property:
     (i) Easements. Other than as set forth on Schedule 4.10(c), the Company and its Subsidiaries have all easements and rights necessary to conduct their Business as presently conducted and no easements have been granted to other parties in connection with the Owned Real Property that would interfere with the operation of their Business as presently conducted or the ownership of the assets of the Company or its Subsidiaries;
     (ii) Condemnation. No portion thereof is subject to any pending or, to the knowledge of Seller, threatened condemnation proceeding or similar proceeding by any Governmental Authority;
     (iii) Subleases. Except for the leases described on Schedule 4.10(b) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of any parcel of the Real Property;

     (iv) Options. Other than as set forth on Schedule 4.10(c), there are no outstanding options or rights of first refusal to purchase or lease any parcel of the Real Property, or any portion thereof or interest therein;
     (v) Possession. Other than as set forth on Schedule 4.10(c), there are no parties (other than the Company or any Subsidiary thereof) in possession of any parcel of the Real Property and the Company and its Subsidiaries thereof enjoy peaceful and undisturbed possession of the Real Property, subject to the terms and conditions of the leases set forth on Schedule 4.10(b) in the case of the Leased Real Property; and
     (vi) Condition. The buildings, plants, structures and fixtures located on the Real Property are in all material respects, in working condition for their present use in the operation of the business of the Company and its Subsidiaries as presently conducted.
     4.11 Litigation. Except as set forth in Schedule 4.11, there is no suit, action, proceeding, investigation, arbitration, mediation, claim or order pending or, to the knowledge of Seller, threatened against the Company, any Subsidiary thereof or the Real Property, or any of the current officers or directors of the Company or any Subsidiary thereof with respect to their service as an officer or director of the Company or any Subsidiary thereof, before any court, or before any Governmental Authority. Except as set forth in Schedule 4.11, none of the Company nor any Subsidiary thereof (a) is subject to any material judgment, order or decree of any Governmental Authority or (b) is engaged in any legal action to recover monies due it or for damages sustained by it. Schedule 4.11 also sets forth a complete and correct list and description of all material claims, suits, actions, proceedings and investigations made, filed or otherwise initiated in connection with the Company or any of its Subsidiaries which have been resolved in the past two (2) years and the resolution thereof.
     4.12 Compliance with Applicable Laws. Except as set forth on Schedule 4.12 and except with respect to Laws applicable to Employee Benefit Plans (which are addressed in Section 4.18) and Environmental and Safety Requirements (which are addressed in Section 4.20) none of the Company nor any Subsidiary thereof is, or has been, in the past two (2) years, in material violation of any Law or other requirements of any Governmental Authority having jurisdiction over them or their respective assets, properties or businesses, in connection with the conduct, ownership, use, occupancy or operation of the Business, their respective assets or the Real Property, including, without limitation, regarding any alleged failure to possess any license, Permit, authorization or other approval. The Company or any Subsidiary thereof has not received written notice asserting any such past or present violation, and no facts or circumstances exist which would reasonably be expected to cause the Company or any Subsidiary thereof to be in any such violation in the future.
     4.13 Proprietary Rights.
     (a) Except as set forth on Schedule 4.13(a), the Company and its Subsidiaries own, or are licensed, or otherwise possess legally enforceable rights, to use, sell, distribute or license, as applicable, all Proprietary Rights used, sold, distributed or licensed by the Company and its Subsidiaries in or as part of the Business as currently conducted by the Company and its Subsidiaries (“Company Intellectual Property”) and that is material to that Business. Schedule 4.13(a) contains a complete and correct list of all of the Company’s and its Subsidiaries’ patents and patent applications; registered and to the extent currently used in the Business, material unregistered trademark and service marks and applications for registration thereof; domain names; copyright registrations and applications for registration thereof; and material computer software owned or used by the Company or any Subsidiary (excluding Commercial Software), including, where applicable, the dates and jurisdiction of registration or filing. Except as set forth on Schedule 4.13(a), the Company and its Subsidiaries have licenses for all material Commercial Software used in their business. Except as set forth on Schedule 4.13(a), the Company and its Subsidiaries will, immediately subsequent to the Closing hereunder, continue to own or have available for use each material item of Company Intellectual Property on such terms as are identical to those pursuant to which the Company and its Subsidiaries, immediately prior to the Closing, own or have the right to use the material Company Intellectual Property. “Commercial Software” means packaged commercially available software programs generally available to the public which have been licensed to the Company or its Subsidiaries and which are used in the Company’s or any of its Subsidiary’s businesses but which are not a component of or incorporated into any Company product.
     (b) Schedule 4.13(b) sets forth a complete list of all (excluding Commercial Software) (i) material licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party (as licensor, licensee or otherwise) and pursuant to which the Company, any of its Subsidiaries or any other Person is authorized to use, sell, distribute or license any Proprietary Rights (including Embedded Products, as defined below) and (ii) material licenses, sublicenses or other agreements with resellers and distributors that grant any rights to use, modify, resell or sublicense any Company product. The Company has delivered to Purchaser correct and complete copies of all such licenses, sublicenses and agreements (as amended to date) set forth on Schedule 4.13(b). Neither the Company nor any of its Subsidiaries is in violation of any such license, sublicense or agreement, and such license, sublicense and agreement will continue to be in full force and effect immediately following the Closing. The term “Embedded Products” means any third Person’s Proprietary Rights which are distributed by the Company or any of its Subsidiaries or incorporated into any existing product owned by the Company or any of its Subsidiaries.
     (c) With respect to any inventions, patents or copyrightable works included in the Company Intellectual Property that are purported to be owned by the Company or its Subsidiaries, the Company or its Subsidiaries own all right, title and interest in and to such inventions, patents and/or copyrightable works, as applicable, and no other Person has any ownership interest with respect thereto. Except as set forth on Schedule 4.13(c), no open source or public library software, including any version of any software licensed pursuant to any GNU public license, is, in whole or in part, embodied or incorporated, in any manner, into any software products of the Company or its Subsidiaries distributed to third Persons. Neither the Company nor any of its Subsidiaries is contractually obligated to pay compensation which exceeds $10,000 in any twelve (12) month period to any third

Person with respect to any Company Intellectual Property in connection with the use, distribution, licensing or other exploitation thereof in connection with the Business as currently conducted by the Company and its Subsidiaries or as a result of the transactions contemplated by this Agreement, except pursuant to the Commercial Software, the licenses, sublicenses and other agreements set forth on Schedule 4.13(b) and the agreements disclosed on Schedule 4.13(c). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not cause the Company or its Subsidiaries to be in violation or default of such licenses, sublicenses and other agreements to which the Company or any of its Subsidiaries is a party.
     (d) Except as set forth on Schedule 4.13(d), neither the Company nor any of its Subsidiaries has infringed, misappropriated or violated, or is infringing, misappropriating or violating any Proprietary Rights of any third Persons.
     (e) Except as set forth on Schedule 4.13(e), there is no pending or, to the knowledge of the Seller, threatened, complaint, action, suit, claim or proceeding against the Company or any of its Subsidiaries (i) alleging that the manufacture, sale, licensing or use of any Proprietary Rights as now manufactured, sold, licensed or used by the Company, any of its Subsidiaries or any third Person infringes on or violates any Proprietary Rights of any third Person or (ii) challenging the ownership or use by the Company or any of its Subsidiaries, or the validity of any such Proprietary Rights, and to the knowledge of the Seller, no valid grounds for the same exist.
     (f) Except as set forth on Schedule 4.13(f), neither the Company nor any of its Subsidiaries has entered into any contract, arrangement or other agreement under which the Company or any such Subsidiary is restricted, (i) from selling, licensing or otherwise distributing any products to any class or type of customers or through any type of channel in any geographic area or during any period of time, or (ii) from combining, incorporating, embedding or bundling or allowing others to combine, incorporate, embed or bundle any of its products with those of another Person. The Company has delivered to the Purchaser correct and complete copies of all such agreements (as amended to date) set forth on Schedule 4.13(f).
     (g) The Company and each of its Subsidiaries has taken all commercially reasonable security measures to safeguard and maintain all material Company Intellectual Property. Except as set forth on Schedule 4.13(g), to the knowledge of the Seller, no current or prior officer, employee or consultant of the Company or any of its Subsidiaries claims, and neither the Company nor any of its Subsidiaries is aware of any grounds for any such officer, employee or consultant to assert a claim to, or any ownership interest in, any Proprietary Right created by such officer, employee or consultant in the course of his or her relationship with the Company or any of its Subsidiaries, as applicable, as a result of having been involved in the development of such property while employed by or providing consulting services to the Company or any such Subsidiary or otherwise. Except as set forth on Schedule 4.13(g) and except for any Embedded Products, all of the computer software products included in the Company Intellectual Property owned by the Company or any of its Subsidiaries, as applicable, which are currently being offered as products by the Company, have been developed by employees of the Company or its

Subsidiaries within the scope of their employment, as a “work made for hire,” as applicable, and as directed by the Company or its Subsidiaries, or by consultants who have assigned all of their rights to such developed products to the Company or such Subsidiary, as applicable, whose names are listed on Schedule 4.13(g).
     (h) To the knowledge of the Seller, neither the Company nor any of its Subsidiaries has by any of its acts or omissions, or by acts or omissions of its directors, officers, employees, agents, or representatives, caused any of its Proprietary Rights in the material Company Intellectual Property owned by the Company or any of its Subsidiaries to be adversely affected to any material extent.
     (i) To the knowledge of Seller, there are no material defects in the Company Software and such products shall perform in accordance with related documentation supplied by the Company or any of its Subsidiaries to third Persons. The Company, in its reasonable business judgment, has adequate documents, procedures and/or standards regarding the building of the computer software and applications owned by the Company or any of its Subsidiaries (“Company Software”) and architectural representations of the source code for the Company Software. Except as set forth on Schedule 4.13(i), to the knowledge of the Seller, the Company Software does not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry), or other software routines designed to permit unauthorized access, to disable or erase software or data, or to perform any other similar type of software disabling functions.
     (j) No government funding or university or college facilities were used in the development of the computer software programs or applications owned by the Company or any of its Subsidiaries.
     (k) Schedule 4.13(k) lists all warranty claims (including any pending claims) asserted against the Company or any of its Subsidiaries within the last twelve (12) months related to the Company products that individually are outside of the ordinary course of business or are of a volume that is materially greater than the volume for such claims that were asserted during the previous twelve (12) month period(s).
     4.14 Conduct of Business. Except as set forth on Schedule 4.14 and except as expressly contemplated by this Agreement, during the period beginning on the Latest Balance Sheet Date and ending as of the date hereof, (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, and (ii) there has been no change, event, occurrence, development or circumstance which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect. Without limiting the generality of the foregoing and except as set forth on Schedule 4.14, during the period beginning on the Latest Balance Sheet Date and ending as of the date hereof, none of the Company nor any Subsidiary thereof has:
     (a) sold, assigned or transferred any material asset or the Owned Real Property, except for the sale of inventory in the ordinary course of business, or mortgaged, pledged or subjected any of material asset or the Owned Real Property to any Lien (other than Permitted Liens);
     (b) sold, assigned, transferred, abandoned or permitted to lapse any material Permits, any material Proprietary Rights or other material intangible assets, or disclosed any material proprietary confidential information to any Person outside the ordinary course of business (other than Purchaser, Youbet and their respective representatives), granted any license or sublicense of any rights under or with respect to any material Proprietary Rights (other than in the ordinary course of business);
     (c) made or granted any increase in the compensation of any employee (other than normal salary increases in the ordinary course of business consistent with past compensation practices of the Company), or amended in any material respect or terminated any Employee Benefit Plan, or adopted any new Employee Benefit Plan;
     (d) materially changed its cash management practices (including, without limitation, the timing of collection of receivables and payment of payables and other current liabilities) or its practices with respect to the maintenance of the Books and Records;
     (e) made any loans or advances to, or guarantees for the benefit of, or entered into any transaction with Seller, any Affiliates of Seller, the Company or any Subsidiary of the Company or any employees, officers, directors or shareholders of any of the foregoing or spouses, parents, children or siblings of any director, officer or member of Kinderhook, Seller or the Company or Affiliates of any of the foregoing (other than, with respect to the Company and its Subsidiaries, transactions made in the ordinary course consistent with past practice, which are not material);
     (f) suffered any extraordinary loss, damage, destruction or casualty loss or waived any rights of material value with respect thereto, whether or not covered by insurance and whether or not in the ordinary course of business;
     (g) changed any material financial reporting, Tax or accounting policy or practice, any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes, or its fiscal year;
     (h) declared, set aside or paid any dividend or distribution of cash, capital stock or other property to any stockholder or purchased, redeemed or otherwise acquired any shares of its capital stock, made any other payments to any stockholder or issued any capital stock or granted any other equity (or phantom equity or similar interest) interest or option or right to acquire any capital stock or other equity (or phantom equity or similar) interest;
     (i) entered into any merger, acquisition, joint venture or partnership or incurred Indebtedness in excess of $100,000 (other than under the Credit Agreement);

     (j) amended its certificate or articles of incorporation or bylaws (or other comparable corporate charter documentation), or engaged in any merger, consolidation reorganization, reclassification, liquidation, dissolution or similar transaction; or
     (k) committed to do any of the foregoing.
     4.15 [Intentionally Omitted]
     4.16 Insurance. Schedule 4.16 is a correct and complete list and description as of the date hereof, including policy numbers, carriers, risks insured, amounts of coverage, deductibles and expiration dates, of all insurance policies (with respect to liability, property, workers’ compensation, directors’ and officers’ liability or otherwise) of the Company or any Subsidiary thereof, or of any Person (other than the Company or any Subsidiary thereof) for the benefit of the Company or any Subsidiary thereof, correct and complete copies of which policies have previously been delivered to Purchaser. Such policies are valid, binding and in full force and effect, and none of the Company nor any Subsidiary thereof is in material default thereunder. Such policies provide insurance coverage in reasonably sufficient amounts against all risks usually insured against by companies operating similar businesses to the Business in similar localities where the Company or any Subsidiary thereof conducts the Business. None of such insurance policies will terminate, lapse or be materially modified (with or without the giving of notice or lapse of time or both) by reason of the transactions contemplated by this Agreement and the Transaction Documents. None of the Company nor any Subsidiary thereof has received any written notice of cancellation or intent to cancel, or material increase in premiums, with respect to such insurance policies. Schedule 4.16 also contains a list of all pending material claims filed by the Company or any Subsidiary thereof with any insurance company and any instances within the previous two (2) years of a denial of coverage of the Company or any Subsidiary thereof by any insurance company. Seller has provided Purchaser with complete and correct descriptions of all material claims made under any policies of insurance, whether or not currently in effect, for the last two (2) years.
     4.17 Permits. Each of the Company and its Subsidiaries hold all material Permits of Governmental Authorities necessary for its current conduct, ownership, use, occupancy or operation of its assets and its business, all of which (along with the owner, the function and the expiration and renewal date of each) as of the date hereof are listed on Schedule 4.17(a), and complete and correct copies of which have previously been furnished to Purchaser. Except as set forth on Schedule 4.17(b), upon the Closing, the Company and its Subsidiaries will hold all such Permits. Except as set forth on Schedule 4.17(d), the Company and each of its Subsidiaries are and have been in compliance in all material respects with all Permits set forth on Schedule 4.17(a), all of which are valid, binding and in full force and effect, and none of the Company nor any Subsidiary thereof has received any written notice to the contrary. None of such Permits will require the consent, approval, novation or waiver of, or giving of notice to, any Governmental Authority or other third party in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Documents.

     4.18 Employee Benefit Plans.
     (a) Schedule 4.18(a) sets forth a complete list of all Employee Benefit Plans (including without limitation, all Contracts to which the Company is party with current or former employees, consultants or independent contractors) which the Company or any Subsidiary thereof maintains or contributes to, or with respect to which the Company or any Subsidiary thereof has any material Liability (each, an “Employee Benefit Plan of the Company”).
     (b) The Company has delivered complete copies to Purchaser of (i) each written Employee Benefit Plan of the Company, as amended to the date hereof, together with audited financial statements and actuarial reports for the three (3) most recent plan years, if any; (ii) each funding vehicle with respect to each such plan; (iii) the most recent opinion letter, ruling or notice issued by the IRS with respect to such plan and, if applicable, any pending application for a determination letter, together with all correspondence regarding such pending application between the IRS and the sponsor of the relevant Employee Benefit Plan; (iv) the Form 5500 Annual Report and any PBGC Form 1 for the three (3) most recent plan years; and (v) the most recent summary plan description, together with any currently effective summary of material modifications required by ERISA. A description of any material unwritten Employee Benefit Plans of the Company, including a description of any material terms of such plan, is set forth in Schedule 4.18(b). Each Employee Benefit Plan of the Company that is intended to be a “qualified plan” under Section 401(a) of the Code is in the form of a prototype document that is the subject of an IRS opinion letter and Seller has no knowledge of any facts or circumstances that could be reasonably expected to jeopardize the qualification of any such Employee Benefit Plan of the Company. The Company has no material liability, and does not reasonably expect to incur any material liability, as a result of, or related to, the spin-off of the United Tote Company 401(k) Plan from the IGT Profit Sharing Plan.
     (c) Other than as set forth on Schedule 4.18(c), each Employee Benefit Plan of the Company (A) has been in compliance and currently complies in form and in operation in all material respects with all applicable requirements under ERISA, the Code or any other applicable Law, and in accordance in all material respects with its terms; and (B) has been and is operated and funded, in all material respects, in such a manner as to qualify, where appropriate, for both Federal and state purposes, for tax-exempt income for its funding vehicle and the allowance of deductions and credits with respect to contributions thereto.
     (d) Except as set forth in Schedule 4.18(d), none of the Company or its Subsidiaries participates in or makes contributions to or has any other Liability with respect to, an Employee Benefit Plan which is (i) a “multiemployer plan” as defined in Section 4001 of ERISA, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a “multiple employer plan” within the meaning of Code Section 413(c), (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (v) subject to Title IV of ERISA.

     (e) Other than as set forth on Schedule 4.18(e), there are no actions, suits, investigations or claims pending or, to the knowledge of Seller, threatened with respect to any Employee Benefit Plan of the Company, or the assets thereof (other than routine claims for benefits), and, to the knowledge of Seller, there are no facts which could reasonably by expected to give rise to any liability, action, suit, investigation, or claim against any Employee Benefit Plan of the Company, any fiduciary or plan administrator thereof.
     (f) To the knowledge of Seller, no Person has: (A) entered into any non-exempt “prohibited transaction,” as defined in ERISA and the Code, with respect to an Employee Benefit Plan of the Company; (B) breached a fiduciary obligation with respect to any Employee Benefit Plan of the Company; or (C) otherwise has any liability for any failure to act or comply in connection with the administration or investment of the assets of any such plan.
     (g) Except as disclosed on Schedule 4.18(g), no Employee Benefit Plan of the Company provides medical, health, life insurance or other welfare-type benefits to retirees or former employees, owners or consultants or individuals who terminate (or have terminated) employment with the Company or any Subsidiary thereof, or the spouses or dependents of any of the foregoing (except for continued medical benefit coverage for former employees, their spouses and other dependents as required to be provided under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA (collectively “COBRA”)). Except as described on Schedule 4.18(g), with respect to each Employee Benefit Plan required to be disclosed on Schedule 4.18(a), the Company and its Subsidiaries have reserved the right to terminate each such Employee Benefit Plan with respect to future coverage without further material liability to the Company or any Subsidiary thereof (other than liability accrued as of the date of such termination).
     (h) Except as could not reasonably be expected to result in a material liability to the Company and its Subsidiaries, the Company and its Subsidiaries are in compliance with the requirements of COBRA and the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”) with respect to each Employee Benefit Plan of the Company.
     (i) None of the Company nor any Subsidiary thereof have any material withdrawal liability under Section 4201 of ERISA with respect to any multiemployer plan, nor do any facts exist which could reasonably indicate that any such material withdrawal liability is likely to be incurred by the Company or any Subsidiary thereof.
     (j) Since October 3, 2004, each Employee Benefit Plan of the Company, or any other agreement, program, policy or other arrangement by or to which the Company or any Subsidiary thereof is a party, is bound or is otherwise liable that constitutes a nonqualified deferred compensation plan for purposes of Section 409A of the Code, has operated in good faith compliance with Section 409A of the Code.
     (k) Except as set forth on Schedule 4.18(k), none of the Company, its Subsidiaries or any predecessor that operated the business of the Company or any

Company Plan Affiliate has incurred any withdrawal liability with respect to a “multiemployer plan” as defined in subparagraph (d) of this Section. No “multiemployer plan” with respect to which the Company, its Subsidiaries or any predecessor that operated the business of the Company or any Company Plan Affiliate had an obligation to contribute within the last five (5) years has been subject to a reorganization (as described in Section 4241 of ERISA) nor, to the knowledge of Seller, are there any facts which indicate such a reorganization may reasonably be expected to occur. The Company, its Subsidiaries or any predecessor that operated the business of the Company or any Company Plan Affiliate has not received any notice of reorganization from any such “multiemployer plan” under Section 4242 of ERISA nor is any such “multiemployer plan” insolvent (as defined in Section 4245 of ERISA).
Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties included in this Section 4.18 shall constitute the sole and exclusive representations and warranties of Seller or the Company relating to employee benefits matters.
     4.19 Affiliate Transactions. Except as set forth in Schedule 4.19, neither Seller, nor any officer, director, manager or Affiliate, including, without limitation, Kinderhook, (or any officer, director or manager of any such Affiliate) of Seller, the Company or any Subsidiary of the Company, or spouses, parents, children or siblings of any director, officer or member of Kinderhook, Seller or the Company or any Affiliate of any of the foregoing, has any direct or indirect interest (other than an equity interest of less than three percent (3%) of a publicly held company) in any supplier or customer of the Company or any Subsidiary thereof, or in any Person from whom or to whom the Company or any Subsidiary thereof has leased any real or personal property or in any other Person with whom the Company or any Subsidiary thereof has any material business relationship.
     4.20 Health, Safety and Environment.
     (a) Compliance. Except as set forth on Schedule 4.20(a), each of the Company and any Subsidiary thereof is and at all times since January 1, 2001 has been in compliance in all material respects with all Environmental and Safety Requirements applicable to their respective assets, the Business, the Real Property and any facilities and operations thereon;
     (b) No Hazardous Materials; No Releases. Other than as set forth on Schedule 4.20(b), except in compliance in all material respects with all applicable Environmental and Safety Requirements and in a manner and condition that would not reasonably be expected to give rise to material liabilities or material remedial obligations under applicable Environmental and Safety Requirements, (i) there are no Hazardous Materials on, in or under, or emanating from or affecting, the Real Property or any facilities or operations thereon; (ii) none of the Company nor any Subsidiary thereof has generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced, recycled, or processed any Hazardous Material at the Real Property; and (iii) there has been no Release of any Hazardous Material at, migrating onto or under, or emanating from the Real Property.

     (c) No Orders, Actions, Claims or Notices. Other than as set forth on Schedule 4.20(c), none of the Company nor any Subsidiary thereof has (i) entered into or been a party to any consent decree, compliance order, or administrative order with respect to their respective assets, the Business, the Real Property or any facilities or operations thereon and relating to Environmental and Safety Requirements; (ii) received notice under the citizen suit provision of any Environmental and Safety Requirements in connection with their respective assets, the Business, the Real Property or any facilities or operations thereon, or (ii) received any request for information under CERCLA or any analogous Law, demand letter, notice of material violation, or written complaint or claim with respect to any Hazardous Materials relating to their respective assets, the Business, the Real Property or any facilities or operations thereon (including off-site disposal of Hazardous Materials).
Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties included in this Section 4.20 shall constitute the sole and excessive representations and warranties of Seller or the Company relating to environmental matters.
     4.21 Employees; Salaries; Personnel Agreements, Plans and Arrangements.
     (a) Schedule 4.21(a) contains a true, complete and correct list as of the date hereof setting forth (i) the names, hire dates, current compensation rates and job titles of all individuals presently employed by the Company or any Subsidiary thereof on a salaried basis receiving annual salary in excess of $60,000 and (ii) the names and total annual compensation for all independent contractors who render services on a regular basis to the Company or any Subsidiary thereof whose current annual compensation is in excess of $25,000. Except as set forth in Schedule 4.21(a), no person listed thereon has received any bonus or increase in compensation since the Latest Balance Sheet Date, nor since that date has there been any promise to the employees listed on Schedule 4.21(a) orally or in writing made by any of the Company’s or its Subsidiaries’ officers or other employees that have historically had applicable authority with respect to bonuses or compensation, of any bonus or increase in compensation, except for normal increases in the ordinary course of business consistent with the past compensation practices of the Company, and obligations incurred under existing Employee Benefit Plans or existing collective bargaining agreements of the Company or its Subsidiaries. Seller has no knowledge that any employee of the Company or its Subsidiaries whose annual salary is in excess of $60,000 will cease to be an employee because of the consummation of the transactions contemplated by this Agreement.
     (b) Except as listed in Schedule 4.21(b), none of the Company nor any Subsidiary thereof is a party to or obligated with respect to any collective bargaining agreements or contracts with any labor union or other representative of employees or any employee benefits provided for by any such agreement. Correct and complete copies of all such documents previously have been furnished to the Purchaser. Except as set forth in Schedule 4.21(b), (i) no strike, picketing, work stoppage, work slow down, union organizational activity, or notice to bargain, and (ii) no allegation, charge or complaint of unfair labor practice, employment discrimination or sexual harassment or other similar occurrence, has occurred within the past two (2) years, is pending or, to the knowledge of

Seller, is threatened except, in each case, for events that did not and would not have a Company Material Adverse Effect.
     4.22 [Intentionally Omitted]
     4.23 Taxes. Except as set forth on Schedule 4.23, all Taxes due and payable by the Company or any Subsidiary thereof since September 5, 2003 have been timely paid in full. All material Tax Returns that are required to have been filed by the Company or any Subsidiary thereof have been filed in a timely manner and such returns are complete and correct in all material respects. Any deficiencies proposed as a result of any governmental audits have been paid or settled, and there are no present disputes as to Taxes payable by the Company or any Subsidiary thereof. There are no unexpired waivers of any statute of limitations with respect to any Taxes by the Company or any Subsidiary thereof, and none of the Company nor any Subsidiary thereof is a party to any action or proceedings by any Governmental Authority for the collection or assessment of Taxes. Each of the Company and any Subsidiary thereof has timely withheld and paid all material Taxes required to be paid or owing with respect to any payment to any officer, shareholder, director, current or former employee, independent contractor or third party. Except as set forth on Schedule 4.23, none of the Company nor any Subsidiary thereof is a party to or bound by any agreement requiring, or otherwise responsible for, the sharing or payment by the Company or any Subsidiary thereof of Taxes of another Person. There are no Tax liens upon any of the assets of the Company or any of its Subsidiaries, except for Tax liens for Taxes not yet due. There are no outstanding agreements or waivers extending the statute of limitations applicable to any Tax Return that includes the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code. No claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Neither the Company nor any of its Subsidiaries has received since September 5, 2003 from any taxing authority any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against any Company. Neither the Company nor any of its Subsidiaries (a) has been a member of any Affiliated Group since September 5, 2003 or (b) has any liability for the Taxes of any person under Treasury Regulation 1.1502-6 (or any similar provision of state, local, or foreign tax law), as a transferee or successor, by contract or otherwise as a result of having been a member of an Affiliated Group after September 5, 2003 or as a result of any transactions occurring after September 5, 2003. Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (a) change in method of accounting for a taxable period ending on or prior to the Closing Date; (b) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax law) executed on or prior to the Closing Date; (c) intercompany transactions or any excess loss account described in Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income tax law); (d) installment sale or open transaction disposition made on or prior to the Closing Date; (e) prepaid amount received on or prior to the Closing Date or (f) inclusion under Section 951(a) of the Code or amounts earned on or before the Closing Date. The Company has not distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in party by Section 355 or Section 361 of the Code. Neither the Company nor any of its Subsidiaries has engaged in any “reportable transactions” within the definition of Treasury Regulation Section 1.6011-4. Neither the Company nor any of its Subsidiaries is party to any agreement, contract, arrangement, or plan that has resulted or could result, separately, or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.
     4.24 Accounts Receivable and Accounts Payable.
     (a) All accounts receivable of the Company and any Subsidiary thereof reflected on the balance sheet included in the Interim Financial Statements, and all accounts receivable arising subsequent to the date thereof and prior to the Closing Date, represent sales actually made or services actually performed and valid claims against the respective debtors. Except to the extent reserved against any accounts receivable or as reflected by prepayments or unused credits, no counterclaims or offsetting claims with respect to such accounts receivable are pending or, to the knowledge of Seller, threatened.
     (b) The accounts payable of the Company and any Subsidiary thereof reflected on the balance sheet included in the Interim Financial Statements, and all accounts payable arising subsequent to the date thereof and prior to the Closing Date, arose or will arise from bona fide transactions.
     4.25 Product Warranties; Defects in Products. Except as set forth on Schedule 4.25, all products designed, manufactured, produced, sold or distributed by the Company or any Subsidiary thereof (the “Products”) and all finished goods inventory comprising a portion of the Inventory, are in compliance in all material respects with all express or implied warranties of the Company or such Subsidiary, as the case may be, and no liability exists for replacement thereof, recall or other damages in connection with such sales or deliveries at any time prior to the date hereof (except in the ordinary course of business consistent with past practice or as may be reflected or reserved for in the Interim Financial Statements). Except as set forth on Schedule 4.25, neither the Company nor any Subsidiary thereof has been notified in writing of any claims for and, to the knowledge of Seller, there are no threatened claims for, any product returns, recalls or material warranty obligations relating to any of the Products or services provided by the Company or any Subsidiary thereof.
     4.26 Customers, Suppliers, Distributors and Representatives.
     (a) Schedule 4.26(a) is a complete and correct list of the ten (10) largest suppliers to the Company and its Subsidiaries of inventory, materials and services and commodities, exclusive of utility services, in terms of aggregate dollar value of purchases by the Company and its Subsidiaries from such suppliers during each of the most recently completed fiscal year and the current fiscal year through September 30, 2005. As of the date hereof, no such supplier has canceled or otherwise terminated or materially and adversely modified, or threatened in writing to cancel or terminate, its relationship with the Company or any Subsidiary thereof. As of the date hereof, none of the Company nor any Subsidiary thereof has received any written notice, nor does Seller have knowledge, that any such supplier (i) intends to cancel or otherwise terminate or materially and adversely modify its relationship with the Company or any Subsidiary thereof on account of the transactions contemplated by this Agreement, the Transaction Documents or otherwise, or (ii) is threatened with bankruptcy or insolvency.
     (b) Schedule 4.26(b) is a complete and correct list of the ten (10) largest customers the Company and its Subsidiaries in terms of aggregate dollar value of sales made or services provided during each of the most recently completed fiscal year and the current fiscal year through September 30, 2005. During the period starting on September 30, 2005 and ending on the date hereof, no such customer has canceled or otherwise terminated or materially and adversely modified, or to the knowledge of Seller, has threatened to cancel or otherwise terminate or materially and adversely modify, its relationship with the Company or any Subsidiary thereof. As of the date hereof, none of the Company nor any Subsidiary thereof has received any written notice, nor does Seller have knowledge, that any such customer is threatened with bankruptcy or insolvency.
     (c) Schedule 4.26(c) is a complete list of all distributors, representatives and agents for the sale of Products made during each of the most recently completed fiscal year and the fiscal year through September 30, 2005, and all distributors, representatives and agents to whom the Company or any Subsidiary thereof has given any exclusive rights with respect to territories or products, indicating in each case the existing contractual arrangements, if any, with such distributor, representative or agent. Except as set forth on Schedule 4.26(c), during the period starting on September 30, 2005 and ending on the date hereof, there has been no termination of any independent distributor, sales representative or agent relationship, nor, to the knowledge of Seller, has any present independent distributor, sales representative or agent indicated any intention to terminate or materially and adversely change the terms of its relationship with the Company or any Subsidiary thereof.
     (d) As of the date hereof, there is no existing material dispute between the Company or any Subsidiary thereof, on the one hand, and any customer, supplier, distributor, representative, agent or other contractor listed on Schedule 4.26(a), Schedule 4.26(b) or Schedule 4.26(c), on the other hand.
     4.27 Bank Accounts. Schedule 4.27 is a complete and correct list as of the date hereof of each bank or financial institution in which the Company or any Subsidiary thereof has an account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship, the number of each such account or box, and the names of all persons authorized to draw thereon or to having signatory power or access thereto.
     4.28 Brokers’ or Finders’ Fees. No agent, broker, investment banker, Person or firm acting on behalf of any of Seller, the Company or any Subsidiary of the Company, or under the authority thereof, is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

     4.29 Corporate Names; Business Locations. During the past five (5) years, (a) except as set forth on Schedule 4.29, neither the Company nor any Subsidiary thereof has been known as or used any fictitious or trade names, and (b) neither the Company nor any Subsidiary thereof has had an office or place of business other than as set forth on Schedule 4.29. Neither the Company nor any Subsidiary thereof has been the surviving corporation of a merger or consolidation other than as set forth on Schedule 4.29.
     4.30 No Additional Representations. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE BUSINESS OF THE COMPANY OR ITS SUBSIDIARIES OR THE ASSETS OF THE COMPANY OR ITS SUBSIDIARIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     Each of Youbet and Purchaser, jointly and severally, hereby represents and warrants to Seller:
     5.1 Authorization.
     (a) Each of Purchaser and Youbet has full power, right and authority to execute, deliver and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Purchaser and Youbet of this Agreement and each of the Transaction Documents to which Purchaser is a party have been duly and property authorized by all requisite action in accordance with applicable Law and with the organizational documents of Purchaser and Youbet.
     (b) This Agreement has been duly executed and delivered by each of Purchaser and Youbet and constitutes the legal, valid and binding obligations of each of Purchaser and Youbet, enforceable against each of Purchaser and Youbet in accordance with its terms, subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (ii) the effect of rules of law and general principles of equity, including those governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each of the Transaction Documents to be executed and delivered by or on behalf of each of Purchaser and Youbet will be duly executed and delivered by each of Purchaser and Youbet, and when so executed and delivered, the legal, valid and binding obligation of Purchaser and Youbet enforceable against Purchaser and Youbet in accordance with its terms, subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (ii) the effect of rules of law and general principles of equity, including those governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     5.2 No Conflicts. Except as set forth on Schedule 5.2, neither the execution and delivery of this Agreement and the Transaction Documents by each of Purchaser and Youbet nor the performance by each of Purchaser and Youbet of the transactions contemplated hereby or thereby will:
     (a) violate or conflict with or result in a breach of any of the terms, conditions or provisions of the organizational documents of Purchaser or Youbet;
     (b) violate or conflict with or result in a breach of any Law; or
     (c) require any Permit, authorization, consent, approval, exemption or other action by or notice to any Person or Governmental Authority pursuant to any Laws.
     5.3 Organization. Each of Purchaser and Youbet is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Purchaser and Youbet has full power and authority to carry on the business as conducted by it and to own or hold under lease the properties and assets it now owns or holds under lease.
     5.4 Brokers’ or Finders’ Fees. No agent, broker, investment banker, Person or firm acting on behalf of Purchaser or Youbet, or under the authority thereof, is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.
     5.5 Investment Representations. Purchaser is an accredited investor as such term is defined in Rule 501(a) of the Securities Act of 1933, as amended. Purchaser is acquiring the Shares for its own account and not with a view to the distribution or resale thereof within the meaning of Section 2(11) of the Securities Act of 1933, as amended. Purchaser agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration or qualification under the Securities Act of 1933, as amended, and any applicable state securities law or pursuant to an exemption from such registration or qualification.
     5.6 Litigation. Neither Purchaser nor Youbet is a party to any litigation, nor to the actual knowledge of Purchaser or Youbet is any litigation threatened, which would reasonably be expected to prohibit the consummation of the transactions contemplated hereby.
     5.7 Independent Review. Each of Purchaser and Youbet acknowledges and agrees that it has conducted its own independent review and analysis of the business, assets, condition, operations and prospects of the Company and its Subsidiaries. In entering into this Agreement, each of Purchaser and Youbet has relied solely upon their own investigation and analysis and the representations and warranties of Seller and the Company set forth in this Agreement and the Transaction Documents, and each of Purchaser and Youbet acknowledges that, other than as set forth in this Agreement or the Transaction Documents, none of Seller, the Company, its

Subsidiaries, or any of their respective directors, officers, employees, Affiliates, stockholders, agents or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Purchaser or Youbet and their respective agents or representatives prior to the execution of this Agreement.
ARTICLE VI
CONDITIONS PRECEDENT TO THE CLOSING; TERMINATION
     6.1 Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in whole or in part in writing in the sole discretion of Purchaser:
     (a) No Breach of Covenants; True and Correct Representations and Warranties. The representations and warranties of Seller contained in this Agreement (i) shall have been true and correct as of the date hereof and (ii) shall be true and correct as of the Closing with the same force and effect as though made at and as of the Closing (other than representations or warranties that are made by their terms as of a specified date, which shall be true and correct as of the specified date), in each case (meaning for each of clauses (i) and (ii) above), except to the extent failure of such representations or warranties to be so true and correct (without giving effect to any limitation as to any “materiality”, “Company Material Adverse Effect” or similar qualifiers set forth in Article IV hereof), individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the valuation of the Company and its Subsidiaries taken as a whole or the ability of the Company and its Subsidiaries to operate their respective businesses after the Closing in substantially the same manner that such businesses were operated prior to the Closing, other than a material adverse effect resulting from the impact attributable to (A) any change in GAAP made after the date hereof, (B) any change in general economic conditions or in the industry in which the Company or its Subsidiaries are engaged in business to the extent that such change does not disproportionately affect the Company or its Subsidiaries, (C) any change or effects arising out of the announcement of the transactions contemplated by this Agreement or the consummation of the transactions contemplated by this Agreement; (D) the engagement by the United States in hostilities; (E) changes in any Laws; (F) any action taken by a party hereto in accordance with an express obligation under this Agreement; (G) any action taken by Youbet, Purchaser or any of their respective Affiliates or agents; (H) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); or (I) the failure of the Company to be selected in connection with the Industry RFP. The Company and Seller shall have duly performed or complied with, in all material respects, all of the obligations to be performed or complied with by them under the terms of this Agreement on, prior to or at Closing.

     (b) Delivery of Documents. Purchaser shall have received all documents and other items required to be delivered by Seller under Section 7.2 of this Agreement.
     (c) No Legal Obstruction. No order or injunction shall have been entered by, and after the date hereof no statute, rule or regulation shall have been enacted or promulgated by, any Governmental Authority that would (i) have the effect of making any of the transactions contemplated by this Agreement or the Transaction Documents illegal, (ii) have the effect of otherwise preventing the consummation of such transactions or (iii) have a material adverse effect on Purchaser’s ability to operate the Business or, as a direct result of the consummation of the transactions contemplated hereby, Youbet’s and its Subsidiaries’ respective businesses as currently conducted, after the Closing.
     (d) No Company Material Adverse Effect. There shall have been no change, event, occurrence, development or circumstance which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.
     (e) Consents. Seller shall have delivered to Purchaser all consents to the consummation of the transactions contemplated under this Agreement and the Transaction Documents set forth on Schedule 6.1(e).
     (f) Financing. Youbet or Purchaser shall have obtained the proceeds of its financing transactions sufficient to consummate the transactions contemplated hereby including, without limitation, maintaining or replacing the Indebtedness outstanding under the Credit Agreement; provided, that this condition shall be deemed satisfied as of 5:01 P.M. Eastern Standard Time on December 23, 2005, or, in the event that Purchaser has elected to extend the Outside Date pursuant to Section 6.3(a)(ii), as of 5:01 p.m. Eastern Standard Time on January 27, 2006, in each case, regardless of whether Purchaser or Youbet has actually obtained such financing as of such date.
     (g) Resignations of Directors and Officers. Robert E. Michalik shall have tendered, effective as of the Closing, their resignations as a director and/or officer of the Company and its Subsidiaries, and delivered to Purchaser an executed release in substantially the form of Exhibit 6.1(g) attached hereto.
     (h) Release. Kinderhook shall have delivered to Purchaser an executed release in substantially the form of Exhibit 6.1(h) attached hereto.
     (i) Tax Certificate. Seller shall have delivered to Purchaser a certificate issued by the Company pursuant and in accordance with Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that the Shares are not a U.S. real property interest.

     6.2 Conditions Precedent to Obligations of Seller. The obligations of Seller and the Company under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived in whole or in part in writing in the sole discretion of Seller:
     (a) No Breach of Covenants; True and Correct Representations and Warranties. The representations and warranties of Youbet and Purchaser contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Closing with the same force and effect as though made at and as of the Closing (other than representations or warranties that are made by their terms as of a specified date, which shall be true and correct as of the specified date), except to the extent failure of such representations or warranties to be so true and correct individually or in the aggregate, would not reasonably be expected to have a material and adverse effect on the ability of Purchaser or Youbet to consummate the transactions contemplated hereby or perform their respective obligations hereunder. Youbet and Purchaser shall have duly performed or complied with, in all material respects, all of the obligations to be performed or complied with by them under the terms of this Agreement on, prior to or at Closing.
     (b) Delivery of Documents. Seller shall have received all documents and other items required to be delivered by Purchaser and Youbet under Section 7.3 of this Agreement.
     (c) No Legal Obstruction. No order or injunction shall have been entered by, and after the date hereof no statute, rule or regulation shall have been enacted or promulgated by, any Governmental Authority that would (i) have the effect of making any of the transactions contemplated by this Agreement or the Transaction Documents illegal or (ii) have the effect of otherwise preventing the consummation of such transactions.
     (d) Guarantees. Seller shall have been fully and unconditionally released from the Guarantees listed on Schedule 6.2(d).
     (e) Release. The Company and UT Canada shall have delivered to Seller an executed release in substantially the form of Exhibit 6.2(e) attached hereto.
     6.3 Termination.
     (a) Termination of Agreement. This Agreement may be terminated and abandoned at any time prior to the consummation of the Closing only under the following described circumstances:
     (i) upon the unanimous written consent of Purchaser, Seller, Youbet and the Company;
     (ii) by either Seller or Purchaser, if the Closing shall not have occurred on or before December 31, 2005 (the “Outside Date”), (unless such failure to occur is the result of a material breach of a representation, warranty or covenant contained in this Agreement by Seller or the Company, if Seller seeks to terminate, or by Youbet or Purchaser, if Purchaser seeks to terminate); provided, however, that Purchaser may, at any time prior to 9:00 A.M. Eastern Standard Time on December 23, 2005, in its sole discretion extend the Outside Date to February 3, 2006 by delivering $750,000 by wire transfer of immediately available funds to the Escrow Agent to be held pursuant to the Escrow Agreement;
     (iii) by Purchaser, if Seller or the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which breach would give rise to the failure of a condition set forth in Section 6.1 and cannot ever be cured or has not been cured within 30 days after the giving of written notice by Purchaser to Seller specifying such breach;
     (iv) by Seller, (x) if Purchaser or Youbet shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which breach would give rise to the failure of a condition set forth in Section 6.2 and cannot ever be cured or has not been cured within 30 days after the giving of written notice by Seller to Purchaser specifying such breach or (y) if the Closing shall not have occurred on the fourth Business Day after all of the conditions set forth in Section 6.1 have been satisfied or waived (other than conditions that can only be satisfied by delivery of documents by Seller at the Closing in which case Seller shall have in its possession such documents and shall have tendered such documents to Purchaser); or
     (v) by Purchaser, between 9:00 a.m. Eastern Standard Time on December 21, 2005 and 5:00 p.m. Eastern Standard Time on December 23, 2005, or, in the event that Purchaser has elected to extend the Outside Date pursuant to Section 6.3(a)(ii), between 9:00 a.m. Eastern Standard Time on January 23, 2006 and 5:00 p.m. Eastern Standard Time on January 27, 2006, in each case, if and only if as of the time of such termination (A) neither Youbet nor Purchaser has obtained financing necessary to consummate the transactions contemplated hereby and (B) Purchaser pays the Termination Fee pursuant to Section 6.3(c).
     (b) Effect of Termination. If any party terminates this Agreement pursuant to Section 6.3(a), this Agreement shall become null and void, and all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party, except for a breach of this Agreement; provided, however, the provisions contained in this Section 6.3(b), 6.3(c) and Article IX (other than Sections 9.4, 9.10, 9.12 and 9.16) shall survive termination of this Agreement. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 6.3(a), Seller and the Company will remain liable to Purchaser for any breach of this Agreement by Seller or the Company existing at the time of such termination, and Purchaser will remain liable to Seller and the Company for any breach of this Agreement by Purchaser or Youbet existing at the time of such termination, and Seller, the Company or Purchaser, as the case may be, may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at law or in equity.
     (c) Termination Fee. Prior to the Closing, the Escrow Amount shall be held by the Escrow Agent as security for the payment of the Termination Fee pursuant to this Section 6.3(c). In the event that this Agreement is terminated pursuant to Section 6.3(a)(iv) or Section 6.3(a)(v) (and in no other event), Purchaser shall, within two (2) Business Days of such termination, pay Seller (or its designee) an amount in cash equal to $1,000,000, or if Purchaser has elected to extend the Outside Date pursuant to Section 6.3(a)(ii), $1,750,000 (the “Termination Fee”), which payment shall be effected by wire transfer of immediately available funds from the escrow account established pursuant to the Escrow Agreement to the account(s) specified by Seller. Notwithstanding anything to the contrary contained herein, in the event this Agreement is terminated pursuant to Section 6.3(a)(iv) or Section 6.3(a)(v), the Termination Fee, if paid, shall be Seller’s and the Company’s sole and exclusive remedy for any breach of any of Purchaser’s or Youbet’s representations, warranties, covenants or agreements contained in this Agreement or any of the Transaction Documents.
ARTICLE VII
CLOSING
     7.1 Time and Place. The transactions contemplated by this Agreement shall be consummated (the “Closing”) at 10:00 a.m. local time on the fourth Business Day following the date on which all of the conditions (other than conditions that can only be satisfied at the Closing) to each party’s obligations hereunder have been satisfied or waived, or at such other time or date as the parties hereto may mutually agree in writing (the “Closing Date”), at the offices of Katten Muchin Rosenman LLP at 525 West Monroe Street, Suite 1900, Chicago, Illinois 60661.
     7.2 Deliveries of Seller. At the Closing, Seller or the Company will deliver or cause to be delivered to Purchaser, simultaneously with delivery of the items referred to in Section 6.1, the following:
     (a) Corporate Documents. Certificates of Incorporation or similar organizational document of the Company and any Subsidiary thereof (other than Inactive Subsidiaries), certified by the Secretary of State or comparable Government Authority of the jurisdiction of its formation as of the date not more than twenty (20) days prior to the Closing Date, and the by-laws or similar organizational document of each of the Company and any Subsidiary thereof (other than Inactive Subsidiaries), certified by the secretary of the Company or such Subsidiary, as applicable, as in effect at the Closing;
     (b) Certificates of Good Standing. Certificates of Good Standing, dated not earlier than November 17, 2005, with respect to the Company, if applicable, issued by the Secretary of State or comparable Government Authority of the jurisdiction of its formation and by the Secretary of State of each jurisdiction listed on Schedule 4.4(a);

     (c) Resolutions. A copy of the resolutions of the board of directors of Seller and the board of directors of the Company, certified by the secretary or other equivalent officer thereof as having been duly and validly adopted and in full force and effect, authorizing the execution and delivery of this Agreement and the Transaction Documents to which such entity is a party and the performance of the transactions contemplated hereby and thereby;
     (d) Closing Certificate. A certificate, dated as of the Closing Date, duly executed by Seller, certifying the fulfillment of the conditions set forth in Sections 6.1(a) and (d);
     (e) Shares. Certificates representing (i) the Shares, duly endorsed or accompanied by stock powers duly executed, with all necessary stock transfer stamps attached thereto, and (ii) all of the outstanding capital stock of each of the Company’s Subsidiaries (other than the Inactive Subsidiaries) to the extent certificated and not pledged in connection with the Credit Agreement;
     (f) Opinion of Counsel. Opinions of the counsel for Seller and the Company, dated as of the Closing Date, substantially in form of Exhibit 7.2(f); and
     (g) Payoff Letters. A payoff letter with respect to the Credit Agreement, in a form customary for transactions of the type contemplated hereby, indicating that upon payment of a specified amount, the Indebtedness with respect to the Credit Agreement shall be paid in full and Manufacturers and Traders Trust Company shall release its security interest and agree to authorize the Company to file Uniform Commercial Code termination statements, or such other documents or endorsements necessary to release of record the security interests of all such holders, evidence the release or discharge of such financing statements or other Liens on or against the Company or any Subsidiary thereof in connection with the Credit Agreement and deliver any stock certificates of any Subsidiary of the Company that has been pledged in connection with the Credit Agreement.
     7.3 Deliveries of Purchaser. At the Closing, Purchaser will deliver to Seller:
     (a) Certificate of Incorporation. The Certificate of Incorporation of each of Purchaser and Youbet, certified by the Secretary of State of the State of Delaware as of not more than twenty (20) days prior to the Closing Date;
     (b) Closing Certificate. A certificate, dated as of the Closing Date, duly executed by Purchaser and Youbet, certifying the fulfillment of the conditions set forth in Section 6.2(a); and
     7.4 Additional Deposit to Escrow. At the Closing, in addition to the funds previously delivered by Purchaser to the Escrow Agent, Purchaser will deliver either (i) $2,200,000 or (ii) in the event that Purchaser has elected to extend the Outside Date pursuant to Section 6.3(a)(ii), $1,450,000, by wire transfer of immediately available funds to the Escrow Agent to be held pursuant to the Escrow Agreement.

ARTICLE VIII
INDEMNIFICATION
     8.1 Indemnification of Purchaser. Subject to Section 8.5, each of Purchaser, the Company, the Company’s Subsidiaries and the Persons that are Affiliates of the foregoing after the Closing, and their respective directors, stockholders, owners, officers, partners, employees, agents, representatives, successors and assigns (the “Purchaser Indemnified Parties”) shall be entitled to indemnification solely by reimbursement from the Escrow Account in the amount of any and all Liabilities, demands, claims, actions, causes of action, assessments, losses, costs, damages, deficiencies, Taxes, fines or expenses (whether or not arising out of third party claims), including, without limitation, interest, penalties, attorneys’ fees, fees and expenses of accountants and other experts, and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Losses”), which any Purchaser Indemnified Party may suffer, sustain or become subject to, in connection with, incident to, resulting from or arising out of or in any way relating to or by virtue of, directly or indirectly:
     (a) any breach of any representation or warranty of Seller or the Company contained in this Agreement or other instruments or documents, including, without limitation, the Transaction Documents, furnished to the Purchaser by Seller pursuant to this Agreement;
     (b) any nonfulfillment or breach of any covenant or agreement on the part of Seller or, prior to the Closing, the Company under this Agreement or other instruments or documents, including, without limitation, the Transaction Documents, furnished to the Purchaser, Seller or the Company pursuant to this Agreement;
     (c) any acts or omissions of any of the Inactive Subsidiaries, including the operation of their respective businesses or operations;
     (d) any claim of any employee, officer or director, or former employee, officer or director of the Company or any of its Subsidiaries that, on or prior to the Closing Date, such person was entitled to, or otherwise had any rights with respect to, any equity interest in, or calls, options, warrants or rights to subscribe for any equity interest in, or stock appreciation rights, profit participation rights or phantom stock of, Seller, the Company or any Subsidiary of the Company;
     (e) any claim by or on behalf of any individual set forth on Schedule 8.1(e) with respect to such person’s ownership of or rights with respect to any Company Intellectual Property, which Company Intellectual Property exists on or prior to the Closing Date; or
     (f) any claim set forth on Schedule 8.1(f), which Losses, with respect to any such claim, are greater than US$100,000, (i) including, without limitation, out-of-pocket attorneys’ fees incurred prior to, on or after the Closing Date in connection with any such claim, and (ii) excluding any amounts received by the Company under any insurance policy with respect to any such claim.

     Seller hereby agrees to indemnify the Purchaser Indemnified Parties and save and hold each of them harmless from and against and pay on behalf of or reimburse the Purchaser Indemnified Parties as and when incurred for any and all Losses which any Purchaser Indemnified Party may suffer, sustain or become subject to, in connection with, incident to, resulting from or arising out of or in any way relating to or by virtue of, directly or indirectly, any breach by Seller of Section 2.4(g)(i).
     If and to the extent any provision of this Section 8.1 is unenforceable for any reason, Seller hereby agrees to allow the maximum contribution from the Escrow Account to the payment and satisfaction of any Loss for which reimbursement is provided for in this Section 8.1 which is permissible under applicable Law. Notwithstanding anything contained herein, after the Closing, in no event shall the Company, any of its Subsidiaries or any other Purchaser Indemnified Party be (i) required to provide indemnification or contribution for any obligation under Section 8.1 or (ii) subject to any subrogation or similar claim by any Seller Indemnified Party with respect to this Agreement or any Transaction Document.
     8.2 Indemnification by Purchaser and Youbet. Each of Purchaser and Youbet on behalf of itself and its successors and assigns, hereby agree to indemnify Seller and the Persons that are its Affiliates after the Closing, and their respective past, present and future shareholders, owners, directors, officers, partners, employees, agents, representatives, permitted assigns and successors (the “Seller Indemnified Parties”) and save and hold each of them harmless from and against and pay on behalf of or reimburse the Seller Indemnified Parties as and when incurred for any and all Losses which any Seller Indemnified Party may suffer, sustain or become subject to, in connection with, incident to, resulting from or arising out of or in any way relating to or by virtue of, directly or indirectly:
     (a) any breach of any representation or warranty of Purchaser or Youbet contained in this Agreement or other instruments or documents, including, without limitation, the Transaction Documents, furnished to Seller by Purchaser or Youbet pursuant to this Agreement; or
     (b) any nonfulfillment or breach of any covenant or agreement on the part of Purchaser or Youbet under this Agreement or other instruments or documents, including, without limitation, the Transaction Documents, furnished to by or on behalf of Purchaser or Youbet pursuant to this Agreement.
     If and to the extent any provision of this Section 8.2 is unenforceable for any reason, each of Purchaser and Youbet hereby agrees to make the maximum contribution to the payment and satisfaction of any Loss for which indemnification is provided for in this Section 8.2 which is permissible under applicable Law.
     8.3 Indemnification Procedure for Third Party Claims. In the event that, subsequent to the Closing, any person or entity that may be entitled to indemnification under this Agreement (an “Indemnified Party”) receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including, but not limited to any Governmental Authority) (a “Third Party Claim”) against such Indemnified Party, for which a party to this Agreement may be entitled to indemnification under this Agreement, the Indemnified Party shall give prompt written notice regarding such claim to the party hereto required to provide such indemnification (or if such indemnification is to be provided from the Escrow Account, then to Seller) (such notified party, the “Responsible Party”) (but in no event later than ten (10) Business Days after learning of such claim). The Responsible Party shall have the right upon written notice to the Indemnified Party (the “Defense Notice”) within fifteen (15) days after receipt from the Indemnified Party of notice of such claim, which notice by the Responsible Party shall specify the counsel it will appoint to defend such claim (“Defense Counsel”), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld or delayed.
     (a) In the event that the Responsible Party shall fail to give the Defense Notice within said 15-day period, (or if the Responsible Party is not entitled to assume the defense of the subject claim), it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall conduct the defense in good faith and may compromise and settle the claim in good faith with the prior consent of the Responsible Party, such consent not to be unreasonably withheld.
     (b) In the event that the Responsible Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject claim, the Responsible Party shall be entitled to have control over said defense or settlement of the subject claim, the Indemnified Party will cooperate with and make available to the Responsible Party such assistance and materials as it may reasonably request, all at the expense of the Responsible Party, and the Indemnified Party shall have the right, at its own expense, to participate in the defense assisted by counsel of its own choosing. In such an event, the Responsible Party will not settle the subject claim without the prior written consent of the Indemnified Party, such consent, except as set forth in Section 8.3(c), not to be unreasonably withheld.
     (c) Without the prior written consent of the Indemnified Party, the Responsible Party will not enter into any settlement of or consent to the entry of any judgment with respect to any Third Party Claim or cease to defend against such claim, if (i) pursuant to or as a result of such settlement, judgment or cessation, injunctive relief or specific performance would be imposed against the Indemnified Party, (ii) such settlement, judgment or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, (iii) such settlement, judgment or cessation does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect to such claim or (iv) such settlement, judgment or cessation would result in the finding or admission of any violation of Law.
     (d) Notwithstanding Section 8.3(b), the Responsible Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (ii) that involves criminal allegations against the Indemnified Party, (iii) with respect to which the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Responsible Party and the Indemnified Party with respect to such claim, or (iv) with respect to which the Responsible Party has failed to prosecute or defend such claim in a reasonable manner.
     (e) Any final judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Responsible Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder (subject to all limitations contained herein).
     (f) A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Section 8.3 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially prejudiced as a result of such failure to give timely notice.
     8.4 Indemnification Procedure for Non-Third Party Claims. In the event an Indemnified Party should have an indemnification claim hereunder which does not involve a Third Party Claim (a “Direct Claim”), the Indemnified Party shall transmit to the Responsible Party a written notice (the “Direct Indemnification Notice”) describing in reasonable detail the nature of the Direct Claim, an estimate of the amount of damages attributable to such Direct Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. If the Responsible Party does not notify the Indemnified Party in writing within thirty (30) days from its receipt of the Direct Indemnification Notice that the Responsible Party disputes such Direct Claim, the Direct Claim specified by the Indemnified Party in the Direct Indemnification Notice shall be deemed a liability for which the Indemnified Party shall be entitled to indemnification hereunder (subject to all limitations contained herein). If the Responsible Party has timely disputed such Direct Claim, as provided above, such dispute shall be resolved by litigation as provided in Sections 9.7 and 9.8 hereof.
     8.5 Certain Limitations on Remedies.
     (a) All representations and warranties of the parties hereto contained in or arising out of this Agreement or otherwise in connection herewith shall survive the Closing hereunder and shall continue in full force and effect thereafter until the date that is 16 months after the Closing Date. Unless a specified period is set forth in this Agreement or in a Transaction Document (in which event such specified period will control), all agreements and covenants contained in this Agreement and in any Transaction Documents will survive the Closing and remain in effect indefinitely. Notwithstanding anything herein to the contrary, indemnification for any breach of a representation or warranty for which written notice as provided in this Article VIII has been timely given prior to the date that is 16 months after the Closing Date shall not expire, and such claim for indemnification may be pursued, until the final resolution of such claim in accordance with the provisions of this Article VIII.

     (b) Notwithstanding anything to the contrary set forth in this Agreement:
     (i) The Purchaser Indemnified Parties shall not be entitled to indemnification under Section 8.1(a), unless and until the Losses incurred by all Purchaser Indemnified Parties, as a result thereof exceed, in the aggregate, $750,000 (the “Basket Amount”); provided, however, that in the event that such Losses exceed the Basket Amount, the applicable Purchaser Indemnified Party shall be entitled to reimbursement for all Losses incurred by such Purchaser Indemnified Party subject to indemnification pursuant to Section 8.1(a), including the $750,000 applied to the Basket Amount. Notwithstanding the foregoing, the Basket Amount shall not apply to Losses in connection with the following items: (i) any intentional breach by Seller or the Company of any representation or warranty or (ii) relating to the representations in Sections 4.1, 4.2, 4.3(a), 4.3(b), 4.4, 4.5 or 4.28.
     (ii) Purchaser and Youbet shall not be liable to the Seller Indemnified Parties under Section 8.2(a), unless and until the Losses incurred by all Seller Indemnified Parties, as a result thereof exceed, in the aggregate, the Basket Amount; provided, however, that in the event that such Losses exceed the Basket Amount, Purchaser and Youbet shall fully indemnify the applicable Seller Indemnified Party for all Losses incurred by such Seller Indemnified Party subject to indemnification obligations of Seller pursuant to Section 8.2(a), including the $750,000 applied to the Basket Amount. Notwithstanding the foregoing, the Basket Amount shall not apply to Losses in connection with the following items: (i) any intentional breach by Purchaser or Youbet of any representation or warranty, or (ii) relating to the representations in Sections 5.1 or 5.4.
     (iii) In no event shall the indemnification collectively paid by Purchaser and Youbet under Section 8.2 exceed in the aggregate $3,200,000.
     (c) Except for the assertion of any claim based on fraud or any breach by Seller of Section 2.4, after the Closing, the indemnification provisions of this Article VIII shall be the sole and exclusive remedy of each Purchaser Indemnified Party or Seller Indemnified Party for any breach of any party’s representations, warranties, covenants or agreements contained in this Agreement or the Transaction Documents; provided, however, that this Section 8.5(c) shall not in any way limit the rights of parties hereto to seek injunctive or other equitable relief to enforce the performance of the obligations under this Agreement or the Transaction Documents.
     (d) Notwithstanding anything to the contrary contained herein, except for the assertion of any claim based on fraud or any breach by Seller of Section 2.4, after the Closing, a Purchaser Indemnified Party (i) may only recover Losses for which such Purchaser Indemnified Party may be indemnified and held harmless pursuant to Section 8.1 solely from the Escrow Account, (ii) will not be entitled to recover Losses from any source other than the Escrow Account and (iii) will not be entitled to recover any Losses to the extent the aggregate amount of such Losses exceeds the Escrow Amount.

     (e) Notwithstanding anything to the contrary herein, for purposes of determining whether there has been a breach of any representation or warranty solely for the purposes of Section 8.1(a), the amount of any Losses that are the subject matter of a claim for indemnification hereunder by a Purchaser Indemnified Party and whether the Basket Amount has been exceeded, each representation and warranty by Seller or the Company contained in this Agreement and each certificate delivered by Seller pursuant hereto shall be read without regard and without giving effect to any materiality, material adverse effect, Company Material Adverse Effect or similar standard or qualification contained in such representation or warranty (as if such standard or qualification were deleted from such representation and warranty).
     8.6 Investigation; Waivers. The right to indemnification or any other remedy based on representations, warranties, covenants and obligations in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and obligations.
     8.7 Payments; Adjustment to Purchase Price. All indemnification and reimbursement payments under this Article VIII shall be paid net of net Tax benefits (reflecting the actual impact on the Tax liability of the Indemnified Party resulting from the Loss, the payment hereunder and the adjustment to the Purchase Price) and insurance coverage (other than representation and warranty insurance coverage purchased in connection with the transactions contemplated hereby) actually received by the Indemnified Party, less reasonable attorney’s fees and other expenses incurred in connection with the recovery of any such Tax benefits or insurance coverage. No party hereto shall have any obligation hereunder to pursue any Tax benefits but will use commercially reasonable efforts to pursue any insurance coverage that may be available to such party. Except as otherwise required by applicable law, any payment made pursuant to this Article VIII and Sections 2.4 and 2.5 shall be treated, for all Tax purposes, as an adjustment to the Purchase Price.
     8.8 Certain Waivers. Seller hereby agrees that it shall not make any claim for indemnification hereunder against the Company, any Subsidiary of the Company or Purchaser by reason of the fact that Seller was a shareholder of the Company, or that directors, officers, employees or agent of Seller served as directors, officers, employees or agents of the Company or any of its Subsidiaries with respect to any action, suit, proceeding, complaint, claim or demand brought by any Purchaser Indemnified Party against Seller pursuant to this Agreement, and Seller hereby acknowledges and agrees that it shall have no claims or right to contribution or indemnity from the Company or its Subsidiaries with respect to any amounts paid by Seller pursuant to this Article VIII.

ARTICLE IX
MISCELLANEOUS
     9.1 Notices, Consents, etc. Any notices, consents or other communications required or permitted to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered by a recognized overnight courier service, or (d) sent by facsimile transmission to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing.

(a)	If to Seller to:

UT Group, LLC
c/o Kinderhook Industries, LLC
888 Seventh Avenue
16th Floor
New York, NY 10106
Attention: Robert E. Michalik
Facsimile: (212) 201-6790

with a copy to (which copy shall not constitute notice hereunder):

Kirkland & Ellis LLP
153 East 53rd Street
New York, NY 10022
Attention: W. Brian Raftery
Facsimile: (212) 446-6460

(b)	If to Purchaser or Youbet to:

Youbet.com, Inc.
5901 De Soto Avenue
Woodland Hills, California 91367
Attention: Scott Solomon
Facsimile: (818) 668-2101

with a copy to (which copy shall not constitute notice hereunder):

Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, Illinois 60661
Attention: Kenneth W. Miller
Facsimile: (312) 902-1061
Date of service of such notice shall be (w) the date such notice is personally delivered, (x) three (3) Business Days after the date of mailing if sent by certified or registered mail, (y) one (1) Business Day after date of delivery to the overnight courier if sent by overnight courier or (z) the next succeeding Business Day after transmission by facsimile (provided a confirmation of delivery is emitted by such machine upon transmission).
     9.2 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnification under Article VIII.
     9.3 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
     9.4 Amendment and Waiver. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
     9.5 Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, e-mail of a PDF file or other electronic transmission, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the reasonable request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine, e-mail of a PDF file or other electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine, e-mail of a PDF file or other electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.
     9.6 Expenses. Except as otherwise provided herein, each of the parties hereto shall pay all costs and expenses incurred by it in connection with the preparation, negotiation, execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated thereby. In addition, Seller agrees to pay all expenses or costs incurred prior to the Closing by the Company and its Subsidiaries in connection with the transactions contemplated hereby (including, without limitation, legal, accounting or financial advisory fees and expenses), and such expenses and costs shall not be paid by the Company or its Subsidiaries.
     9.7 Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of New York, without giving effect to provisions thereof regarding conflict of laws.
     9.8 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury of any claim or cause of action in any legal proceeding arising out of or related to this Agreement or the transactions or events contemplated hereby or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party hereto. The parties hereto each agree that any and all such claims and causes of action shall be tried by the court without a jury. Each of the parties hereto further waives any right to seek to consolidate any such legal proceeding in which a jury trial has been waived with any other legal proceeding in which a jury trial cannot or has not been waived.
     9.9 Specific Performance. The parties hereto acknowledge and agree that in the event of any breach of this Agreement, the non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement without the posting of a bond or other security.
     9.10 Headings. The subject headings of Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.
     9.11 Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party hereto without the prior written consent of the other parties hereto; provided, however, that nothing in this Agreement shall or is intended to limit the ability of the Purchaser to assign its rights or delegate its responsibilities, liabilities and obligations under this Agreement, in whole or in part, without the consent of Seller or the Company to (i) any Affiliate of Purchaser, (ii) any buyer of all or substantially all of the assets of Purchaser, the Company or any Subsidiary thereof, or (iii) lenders to any of Purchaser, the Company or any Subsidiary thereof as security for borrowings, at any time whether prior to or following the Closing Date.
     9.12 Entire Agreement. This Agreement, the Recitals and all the Schedules and Exhibits attached to this Agreement (all of which shall be deemed incorporated in the Agreement and made a part hereof), and the Transaction Documents set forth the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, of the parties hereto, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof; provided, however, that this Section 9.13 shall have no effect on that certain Confidentiality Agreement, by and between the Company and Youbet.com, Inc., dated July 27, 2005, which remains in full force and effect and shall not be affected by the termination of this Agreement. The Confidentiality Agreement is hereby amended to permit such disclosure, in addition to any other disclosure permitted thereby, as may be required by applicable Law or by legal or regulatory process or in connection with the financing of the transactions contemplated hereby; provided, however, that the foregoing amendment shall be void and of no effect in the event that this Agreement is terminated prior to the Closing.
     9.13 Interpretative Matters. Unless the context otherwise requires, (a) all references to Articles, Sections, Schedules or Exhibits are to Articles, Sections, Schedules or Exhibits contained in or attached to this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (d) the use of the word “including” in this Agreement shall be by way of example rather than limitation.
     9.14 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.
     9.15 Publicity. The parties agree that they shall not issue any announcement or press release relating, directly or indirectly, to the transactions contemplated hereby unless such announcement or release is mutually agreed to by each of the parties hereto. Notwithstanding the foregoing, each party may release such information that is required of them pursuant to any Law or applicable stock exchange requirements; provided that such releasing party (prior to such release) promptly informs the other parties hereto regarding the requirement and content of such release.
     9.16 Knowledge. Where any representation or warranty of Seller contained in this Agreement is expressly qualified by reference “to the knowledge of Seller,” “to Seller’s knowledge” or words of similar import, it refers to the knowledge, after due inquiry, of each of Joe Tracy, Terry Woods, Greg Cline and Robert E. Michalik.
[end of document;
signature page follows]

     IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first above written.

YOUBET.COM, INC.

By: Name:	/s/ Gary Sproule Gary Sproule
Title:	Chief Financial Officer

UT GAMING, INC.

By: Name:	/s/ Gary Sproule Gary Sproule
Title:	Chief Financial Officer

UT GROUP, LLC

By: Name:	/s/ Joseph Tracy Joseph Tracy
Title:	Chief Executive Officer

UNITED TOTE COMPANY

By: Name:	/s/ Terry Woods Terry Woods
Title:	President and Chief Operating Officer